Exhibit 4.1

THE HERTZ CORPORATION

THE GUARANTORS PARTY HERETO

and

Computershare Trust Company, N.A.

as Trustee

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INDENTURE

Dated as of September 29, 2025

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5.500% Exchangeable Senior Notes due 2030

TABLE OF CONTENTS

Page

Article 1.	Definitions; Rules of Construction	1

Section 1.01.	Definitions.	1
Section 1.02.	Other Definitions.	36
Section 1.03.	Rules of Construction.	37
Section 1.04.	Certain Calculations, Definitions and Rules of Construction	38

Article 2.	The Notes	38

Article 3.	Covenants	53

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Article 4.	Repurchase and Redemption	56

Section 4.01.	No Sinking Fund.	56
Section 4.02.	Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change.	56
Section 4.03.	Right of the Company to Redeem the Notes.	61

Article 5.	Exchange	64

Article 6.	Successors	88

Section 6.01.	When the Company May Merge, Etc.	88
Section 6.02.	Company Successor Entity Substituted.	90
Section 6.03.	When the Parent Guarantor May Merge, Etc.	90
Section 6.04.	Parent Successor Entity Substituted.	91

Article 7.	Defaults and Remedies	91

Article 8.	Amendments, Supplements and Waivers	99

Section 8.01.	Without the Consent of Holders.	99
Section 8.02.	With the Consent of Holders.	100
Section 8.03.	Notice of Amendments, Supplements and Waivers.	101
Section 8.04.	Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.	102

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Section 8.05.	Notations and Exchanges.	102
Section 8.06.	Trustee to Execute Supplemental Indentures.	102

Article 9.	Guarantee	103

Article 10.	Satisfaction and Discharge	109

Section 10.01.	Termination of Company’s Obligations.	109
Section 10.02.	Repayment to Company.	109
Section 10.03.	Reinstatement.	110

Article 11.	Trustee	110

Article 12.	[Reserved]	115

Article 13.	Miscellaneous	115

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Section 13.12.	Calculations.	119
Section 13.13.	Severability.	120
Section 13.14.	Counterparts.	120
Section 13.15.	Table of Contents, Headings, Etc.	120
Section 13.16.	Withholding Taxes.	120

Exhibits

Exhibit A: Form of Note	A-1
Exhibit B-1: Form of Restricted Note Legend	B1-1
Exhibit B-2: Form of Global Note Legend	B2-1
Exhibit B-3: Form of Non-Affiliate Legend	B3-1
Exhibit C: Form of Supplemental Indenture in Respect of Subsidiary Guarantee	C-1
Exhibit D: Form of Canadian Representation Letter	D-1

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   INDENTURE, dated as of September 29, 2025, among The Hertz Corporation, a Delaware corporation, as issuer (the “Company”), Hertz Global Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Rental Car Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors (as defined below) and Computershare Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.500% Exchangeable Senior Notes due 2030 (the “Notes”).

Article 1.    Definitions; Rules of Construction

Section 1.01.    Definitions.

“2026 Notes Indenture” means the indenture, dated as of November 23, 2021 (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of November 23, 2021, (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee.

“2029 Notes Indenture” means the indenture, dated as of November 23, 2021 (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee, as supplemented by a second supplemental indenture, dated as of November 23, 2021, (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 3.04.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Notes” means the Notes represented by a separate affiliate CUSIP and any Notes issued upon transfer or exchange thereof in accordance with the terms of this Indenture, other than any Notes issued to a Person that is not an Affiliate of the Company pursuant to the second sentence of the second paragraph of Section 2.16.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §§

101 et seq., as amended, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Bid Solicitation Agent” means the Person who is required to obtain bids for the Trading Price in accordance with Section 5.01(C)(i)(2) and the definition of “Trading Price.” The initial Bid Solicitation Agent on the Issue Date will be the Company; provided, however, that the Company may appoint any other Person (including the Parent Guarantor, Holdings or any of the Company’s Subsidiaries) to be the Bid Solicitation Agent at any time after the Issue Date without prior notice.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a paying agent maintains its office).

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the First Lien Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another rating agency recognized internationally or in the United States of America), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii), (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another rating agency recognized internationally or in the United States of America), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 95.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (A) to vote in the election of directors of such Person; or (B) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock, $0.01 par value per share, of the Parent Guarantor, subject to Section 5.09.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that:

(1)	if, since the beginning of such period, the Company or any Subsidiary has Incurred any Indebtedness or the Company has issued any Designated Preferred Stock that remains outstanding on such date of determination, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if, since the beginning of such period, the Company or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness or any Designated Preferred Stock of the Company that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility except to the extent such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or new Designated Preferred Stock of the Company, as if such Discharge had occurred on the first day of such period;

(3)	if, since the beginning of such period, the Company or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or any Subsidiary shall have ceased to be a Subsidiary (any such disposition or cessation as a subsidiary, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Subsidiaries in connection with such Sale for such period (including through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Subsidiary is disposed of in such Sale or any Subsidiary otherwise ceases to be a Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such Sale;

(4)	if, since the beginning of such period, the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made an investment in any Person that thereby becomes a Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or any Subsidiary shall have otherwise ceased to be a Subsidiary (any such investment, acquisition or transaction, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period; and

(5)	if, since the beginning of such period, any Person became a Subsidiary or was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any

Indebtedness Incurred or repaid, Designated Preferred Stock issued, or Indebtedness or Designated Preferred Stock repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company (which determination shall be conclusive) to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any);

(ii)	Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clauses (iii)(b) through (iii)(g) thereof and any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities;

(iii)	depreciation (excluding Consolidated Vehicle Depreciation), amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs);

(iv)	all other noncash charges or noncash losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants;

(v)	any expenses or charges related to any Equity Offering, investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Subsidiaries);

(vi)	the amount of any minority interest expense;

(vii)	the amount of loss on any Financing Disposition;

(viii)	any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock);

(ix)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Subsidiaries;

(x)	other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to acquisitions (including acquisitions subject to a letter of intent or purchase agreement), including investments, dividends, repurchases of Capital Stock, dispositions, refinancings or issuances of debt or equity or related to any amendment, modification or waiver in respect of the documentation (including the Loan Documents (as defined in the First Lien Credit Agreement)) governing the transactions described in this clause (x);

(xi)	charges, losses or expenses to the extent paid for, reimbursable, indemnifiable or insurable, or reasonably expected to be paid for, reimbursable, indemnifiable or insured by a third party;

(xii)	the amount of any expense or deduction associated with any Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; and

(xiii)	cash expenses relating to contingent or deferred payments in connection with any acquisition or other Investment permitted under this Indenture or any acquisition or Investment permitted under this Indenture consummated prior to its effective date (including earn-outs, contingent consideration, non-compete payments, consulting payments and similar obligations), to the extent included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment for such period to the extent that the actual amount payable or paid in respect of such contingent or deferred payments exceeds the liability booked by the applicable person; plus

(b)	the proceeds of any business interruption insurance received or reasonably expected to be received; plus

(c)	adjustments determined on a basis consistent with Article 11 of Regulation S-X.

“Consolidated Interest Expense” means, for any period:

(i)	the total interest expense of the Company and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Subsidiaries, including any such interest expense consisting of:

(a)	interest expense attributable to Finance Lease Obligations;

(b)	amortization of debt discount;

(c)	interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Subsidiary, but only to the extent that such interest is actually paid by the Company or any Subsidiary;

(d)	noncash interest expense;

(e)	the interest portion of any deferred payment obligation; and

(f)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; plus

(ii)	Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Subsidiary; minus

(iii)	to the extent otherwise included in such interest expense referred to in clause (i) above:

(a)	Consolidated Vehicle Interest Expense;

(b)	amortization or write-off of financing costs;

(c)	accretion or accrual of discounted liabilities not constituting Indebtedness;

(d)	any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting;

(e)	any “additional interest” in respect of registration rights arrangements for any securities;

(f)	any expensing of bridge, commitment and other financing fees; and

(g)	interest with respect to Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP,

in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not the Company or a Subsidiary, except that (A) the Company’s or any Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed or that (as determined by the Company in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s or any Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Subsidiaries in such Person;

(ii)	[reserved];

(iii)	(x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Company or any Subsidiary and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch;

(iv)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Existing Notes Issue Date or any accounting change) (other than the accrual of revenue in the ordinary course);

(v)	the cumulative effect of a change in accounting principles;

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(vii)	any unrealized gains or losses in respect of Hedge Agreements, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(viii)	any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix)	(x) any noncash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity-based awards and any noncash deemed finance charges in respect of any pension liabilities or other provisions and (y) income (loss) attributable to deferred compensation plans or trusts;

(x)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary;

(xi)	any noncash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), noncash charges for deferred tax valuation allowances and noncash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP; and

(xii)	to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Total Corporate Indebtedness” means, as of any date of determination, an amount equal to:

(1)	the aggregate principal amount of outstanding funded Indebtedness of the Company and its Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit, but excluding, for the avoidance of doubt, undrawn letters of credit); the amount of outstanding Finance Lease Obligations in excess of $20.0 million; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations); minus

(2)	the amount of such Indebtedness consisting of Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing, in each case to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles; provided that such Indebtedness is not recourse to the Company or any Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); and minus

(3)	the aggregate principal amount of outstanding Consolidated Vehicle Indebtedness as of such date.

“Consolidated Total Net Corporate Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) Consolidated Total Corporate Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) minus (ii) Unrestricted Cash minus (iii) amounts in the Term C Loan Collateral Accounts to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available; provided that:

(1)	if since the beginning of such period the Company or any Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	if since the beginning of such period the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Company, which determination shall be conclusive.

“Consolidated Vehicle Depreciation” means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness” means, as of any date of determination, indebtedness of the Company and its Subsidiaries Incurred in the ordinary course of business, consistent with past practice, in connection with the acquisition, sale, leasing, financing or refinancing of, or secured by, Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs and insurance policies) and/or assets, as determined in good faith by the Company.

“Consolidated Vehicle Interest Expense” means, for any period, the aggregate interest expense for such period on any Consolidated Vehicle Indebtedness, as determined in good faith by the Company (which determination shall be conclusive).

“Consolidation” means the consolidation of the accounts of each of the Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any entity that is not a Subsidiary, but the interest of the Company or any Subsidiary in any entity that is not a Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Controlled Investment Affiliate” means as to any person, any other person which directly or indirectly is in control of, is controlled by, or is under common control with, such person and is organized by such person (or any person controlling such person) primarily for making equity or debt investments in the Company or its direct or indirect parent company or other portfolio companies of such person.

“Corporate Trust Office” means the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: CCT Hertz Administrator – Jacob Sheets, or such other address in the contiguous United States of America as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office in the contiguous United States of America of any successor trustee (or such other address in the contiguous United States of America as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more of (i) the First Lien Credit Facility and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet or other financings (including through the sale of receivables, fleet and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet and/or other assets or the creation of any Liens in respect of such receivables, fleet and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof (including, for the avoidance of doubt, any agreement that is not secured by Liens).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Exchange Value for such VWAP Trading Day.

“Daily Exchange Value” means, with respect to any VWAP Trading Day, one-twenty fifth (1/25th) of the product of (A) the Exchange Rate on such VWAP Trading Day; and (B) the Daily VWAP per share of Common Stock on such VWAP Trading Day.

“Daily Maximum Cash Amount” means, with respect to the Exchange of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such Exchange by (B) twenty-five (25).

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Exchange Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Exchange Value does not exceed such Daily Maximum Cash Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HTZ <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company, which may be any of the Initial Purchasers). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“De-Legending Deadline Date” means, with respect to any Note (other than any Affiliate Note), the fifteenth (15th) day after the Free Trade Date of such Note; provided, however, that if the De-Legending Deadline Date determined as aforesaid would be after a Regular Record Date and before the fifth Business Day immediately after the next Interest Payment Date, then the De-Legending Deadline Date for such Note will instead be the fifth Business Day immediately after such Interest Payment Date.

“Default” or “default” means any event or condition that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes; provided, however, that (x) subject to Section 5.03(A)(iii), the Company may, from time to time, change the Default Settlement Method by sending written notice of the new Default Settlement Method to the Holders, the Trustee and the Exchange Agent; and (y) the Default Settlement Method will be subject to Section 5.03(A)(ii).

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any Exchange, transfer, exchange or other transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such Exchange, transfer, exchange or transaction.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued after the Issue Date for cash (other than to a Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Discharge” means, in respect of any series of Indebtedness, such Indebtedness and all obligations in respect thereof have been repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in full (excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations).

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Fundamental Change or other similar event described under such terms as a “change of control”) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Fundamental Change or other similar event described under such terms as a “change of control”), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary of the Company, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange” means, with respect to any Note, the exchange of such Note pursuant to Article 5 into Exchange Consideration. The terms “Exchanged,” “Exchanging” and “Exchangeable” have meanings correlative to the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; provided that for purposes of the definitions of Fundamental Change and Permitted Holders, “Exchange Act” shall mean the Securities Exchange Act of 1934 as in effect on the Existing Notes Issue Date.

“Exchange Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to Exchange such Note are satisfied.

“Exchange Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Exchange Rate in effect at such time.

“Exchange Rate” initially means 108.2808 shares of Common Stock per $1,000 principal amount of Notes; provided, however, that the Exchange Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Exchange Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Exchange Rate immediately after the Close of Business on such date.

“Exchange Share” means any share of Common Stock delivered or deliverable upon Exchange of any Note.

“Exempted Fundamental Change” means any Fundamental Change with respect to which, in accordance with Section 4.02(I), the Company does not offer to repurchase any Notes.

“Existing Notes” means the Existing Unsecured Notes and the Secured Notes.

“Existing Notes Indentures” means, collectively, the 2026 Notes Indenture, the 2029 Notes Indenture, the First Lien Notes Indenture and the Second Lien Exchangeable PIK Notes Indenture.

“Existing Unsecured Notes” means (i) the Company’s 4.625% Senior Notes due 2026, issued pursuant to the 2026 Notes Indenture and (ii) the Company’s 5.000% Senior Notes due 2029, issued pursuant to the 2029 Notes Indenture.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Company, which determination shall be conclusive.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Finance Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Financial Term” means any Fixed GAAP Terms.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“First Lien Credit Agreement” means the Credit Agreement, dated as of June 30, 2021, among the Company; the subsidiary borrowers party thereto from time to time; Barclays Bank PLC, as administrative agent and collateral agent; Barclays Bank PLC, Deutsche Bank Securities Inc., BNP Paribas Securities Corp., RBC Capital Markets, Citizens Bank, N.A., BMO Capital Markets Corp., Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Credit Agricole Corporate and Investment Bank and Natixis, New York Branch, as joint lead arrangers and joint bookrunners, and BofA Securities, Inc., as senior co-manager, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original First Lien Credit Agreement or one or more other credit agreements or otherwise and whether or not secured by Liens).

“First Lien Credit Facility” means the collective reference to the First Lien Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original First Lien Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “First Lien Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof (including, for the avoidance of doubt, any agreement that is not secured by Liens).

“First Lien Notes” means the Company’s 12.625% First Lien Senior Secured Notes due 2029 issued pursuant to the First Lien Notes Indenture.

“First Lien Notes Indenture” means the indenture governing the First Lien Notes, dated as of June 28, 2024 (as supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto (including the Parent Guarantor and Holdings) and Computershare Trust Company, N.A., as trustee and collateral agent.

“Fixed GAAP Date” means December 31, 2020; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Leverage Ratio,” “Consolidated Total Net Corporate Leverage Ratio,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness,” “Consolidated Vehicle Interest Expense,” “Finance Lease Obligation,” “Inventory,” and “Receivable,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any Subsidiary of the Company that has no material assets other than securities (including equity interests), Indebtedness or receivables of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, receivables, intellectual property or Subsidiaries, (c) any Subsidiary of the Company that is organized under the laws of Puerto Rico or any other territory of the United States of America and (d) any Subsidiary of an entity described in clause (a) through (c). As of the date hereof, Hertz International Ltd. is a Subsidiary described in clause (b) of the foregoing sentence.

“Franchisee” means any Person that is a franchisee or licensee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“Franchise Rental Car Vehicles” means all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

“Franchise Special Purpose Entity” means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a “Franchise Special Purpose Entity” by the Company.

“Free Trade Date” means, with respect to any Note (other than any Affiliate Note), the date that is one (1) year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note (other than any Affiliate Note), that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six (6)-month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the Free Trade Date of such Note, such Note will not be “Freely Tradable” unless such Note (x) is not identified by a “restricted” CUSIP number; and (y) is not represented by any certificate that bears the Restricted Note Legend. For the avoidance of doubt, whether a Note is deemed to be identified by a “restricted” CUSIP number or to bear the Restricted Note Legend is subject to Section 2.12.

“Fundamental Change” means any of the following events:

(A)   (i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, the Parent Guarantor or the Company’s or the Parent Guarantor’s respective Wholly Owned Subsidiaries, or their respective employee benefit plans, or any Permitted Holder, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Common Stock representing more than fifty percent (50%) of the voting power of all of the Common Stock; or (ii) any Permitted Holder or Permitted Holders has become the direct or indirect “beneficial owner” of shares of Common Stock representing more than seventy-five percent (75%) of the voting power of all of the Common Stock;

(B)   the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any Person, other than solely to the Company or one or more of the Company’s or the Parent Guarantor’s respective Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Parent Guarantor pursuant to which the Persons that directly or indirectly “beneficially owned” all classes of the Parent Guarantor’s Common Equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of Common Equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)   the stockholders of the Company or the Parent Guarantor approve any plan or proposal for the liquidation or dissolution of the Company or the Parent Guarantor; or

(D)   the Common Stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

For the purpose of this definition, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, and any sale or transfer of all or any part of the

Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries.

For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B-2.

“Guarantees” means, collectively, each Guarantor’s respective guarantee of the Company’s obligations under this Indenture and the Notes pursuant to Article 9; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the Parent Guarantor, Holdings and each Subsidiary Guarantor and their respective successors and assigns until released from their obligations under their Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Holdings” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money;

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable);

(iv)	all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable);

(v)	all Finance Lease Obligations of such Person;

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Company, which determination shall be conclusive);

(vii)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

(viii)	all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall exclude any Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means Jefferies LLC, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., BNP Paribas Securities Corp., RBC Capital Markets, LLC, Citizens JMP Securities, LLC, BMO Capital Markets Corp., J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc., Truist Securities, Inc., CIBC World Markets Corp. and Regions Securities LLC.

“Interest Payment Date” means, with respect to a Note, each April 1 and October 1 of each year, commencing on April 1, 2026 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment Grade Rating” means a rating of Baa3 or better (or, in the case of short-term obligations, P-3 or better) by Moody’s and BBB- or better (or, in the case of short-term obligations, A-3 or better) by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Issue Date” means September 29, 2025.

“Last Original Issue Date” means (A) with respect to any Notes issued pursuant to the Purchase Agreement, and any Notes issued in exchange therefor or in substitution thereof, the

Issue Date; and (B) with respect to any Notes issued pursuant to Section 2.03(B) , and any Notes issued in exchange therefor or in substitution thereof, either (i) the later of (x) the date such Notes are originally issued and (y) the last date any Notes are originally issued as part of the same offering pursuant to the exercise of an option granted to the initial purchaser(s) of such Notes to purchase additional Notes; or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company, which may be any of the Initial Purchasers. Neither the Trustee nor the Exchange Agent will have any duty to determine the Last Reported Sale Price.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“LTM Consolidated EBITDA” means, as of any date of determination, the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period (determined for any fiscal quarter (or portion thereof) ending prior to the Issue Date); provided that:

(1)	if since the beginning of such period the Company or any Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	if since the beginning of such period the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the Company.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of such definition); or (B) the sending of a Redemption Notice pursuant to Section 4.03(F); provided, however, that, subject to Section 4.03(I), the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called for Redemption (or deemed called pursuant to Section 4.03(I)) pursuant to such Redemption Notice and not with respect to any other Notes.

“Make-Whole Fundamental Change Effective Date” means (A) with respect to a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (B) with respect to a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Redemption Notice Date.

“Make-Whole Fundamental Change Exchange Period” has the following meaning:

(A)   in the case of a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty-fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date); and

(B)   in the case of a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption to, and including, the second (2nd) Scheduled Trading Day immediately before the related Redemption Date;

provided, however, that if the Exchange Date for the Exchange of a Note that has been called for Redemption (or deemed, pursuant to Section 4.03(I), to be called) occurs during the Make-Whole Fundamental Change Exchange Period for both a Make-Whole Fundamental Change occurring pursuant to clause (A) of the definition of “Make-Whole Fundamental Change” and a Make-Whole Fundamental Change resulting from such Redemption pursuant to clause (B) of such definition, then, notwithstanding anything to the contrary in Section 5.07, solely for purposes of such Exchange, (x) such Exchange Date will be deemed to occur solely during the Make-Whole

Fundamental Change Exchange Period for the Make-Whole Fundamental Change with the earlier Make-Whole Fundamental Change Effective Date; and (y) the Make-Whole Fundamental Change with the later Make-Whole Fundamental Change Effective Date will be deemed not to have occurred.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Subsidiary or any Parent.

“Management Stock” means Capital Stock of the Company, any Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means October 1, 2030.

“Minority Business” means any business unit of the Company designated as a “Minority Business” under each of the Existing Notes (and, if applicable, any other capital markets indebtedness with a comparable concept); provided that solely if no such Existing Notes or other capital markets indebtedness is outstanding, “Minority Business” shall mean any business unit of the Company that represents less than 50.0% of LTM Consolidated EBITDA of the Company and its Subsidiaries.

“Minority Business Assets” means the assets of the Company and its Subsidiaries, including Capital Stock of Subsidiaries, that relate to or form part of a Minority Business.

“Minority Business Disposition” means (i) any sale or other disposition of Capital Stock of any Minority Business Subsidiary (whether by issuance or sale of Capital Stock, merger, or otherwise) to one or more Persons (other than the Company or a Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer a Subsidiary of the Company (excluding any Minority Business Offering) or (ii) any sale or other disposition of any assets of any Minority Business Subsidiary or other Minority Business Assets, including all or substantially all of the assets of any Minority Business

Subsidiary, to one or more Persons (other than the Company or a Subsidiary) in any transaction or series of related transactions.

“Minority Business Disposition Condition” means at any date of determination after giving effect to the Minority Business Disposition or Minority Business Offering, the Minority Business Disposition Condition under each of the Existing Notes (and, if applicable, any other capital markets indebtedness with a comparable concept) is satisfied; provided that solely if no such Existing Notes or other capital markets indebtedness is outstanding, “Minority Business Disposition Condition” shall mean at any date of determination after giving effect to the Minority Business Disposition or Minority Business Offering (1) Consolidated Coverage Ratio would be greater than or equal to 2.00 to 1.00, (2) Consolidated Coverage Ratio is equal or exceeds the Consolidated Coverage Ratio or (3) Consolidated Total Net Corporate Leverage Ratio would not exceed the Consolidated Total Net Corporate Leverage Ratio, in the case of each of (2) and (3) immediately prior to giving effect thereto.

“Minority Business Offering” means a public offering of Capital Stock of any Minority Business Subsidiary pursuant to a registration statement filed with the SEC.

“Minority Business Subsidiary” means any of the Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Most Recent Four Quarter Period” means, the four fiscal quarter period of the Company ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Company have been (or have been required to be) delivered under this Indenture; provided that, at the election of the Company, for purpose of determining the permissibility of any transaction hereunder by reference to the Most Recent Four Quarter Period, the Company may for any four fiscal quarter period ended at the fiscal year end, deliver internal unaudited financial statements of the Company for the last quarter of such four fiscal quarter period.

“Non-Affiliate Legend” means a legend substantially in the form set forth in Exhibit B-3.

“Note Agent” means any Registrar, Paying Agent or Exchange Agent.

“Notes” means the 5.500% Exchangeable Senior Notes due 2030 issued by the Company pursuant to this Indenture.

“Notes Guarantee” means the Parent Guarantor’s guarantee of the Notes, Holdings’ guarantee of the Notes and any Subsidiary Guarantee.

“Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes and this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, the Guarantors or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Observation Period” means, with respect to any Note to be Exchanged, (A) subject to clause (B) below, if the Exchange Date for such Note occurs on or before July 1, 2030, the twenty five (25) consecutive VWAP Trading Days beginning on, and including, the second (2nd) VWAP Trading Day immediately after such Exchange Date; (B) if such Exchange Date occurs on or after the date the Company has sent a Redemption Notice calling all or any Notes for Redemption pursuant to Section 4.03(F) and on or before the second (2nd) Scheduled Trading Day before the related Redemption Date and such Note has been called for Redemption, the twenty five (25) consecutive VWAP Trading Days beginning on, and including, the twenty sixth (26th) Scheduled Trading Day immediately before such Redemption Date; and (C) subject to clause (B) above, if such Exchange Date occurs after July 1, 2030, the twenty five (25) consecutive VWAP Trading Days beginning on, and including, the twenty sixth (26th) Scheduled Trading Day immediately before the Maturity Date.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person that meets the requirements of Section 13.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” means any of the Parent Guarantor, Holdings and any Other Parent and any other Person that is a Subsidiary of the Parent Guarantor, Holdings or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date; provided that immediately after the Company first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Company or a Parent of the Company immediately prior to the Company first becoming such Subsidiary.

“Parent Guarantor” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Permitted Holder” means any of the following: (i) any of the Management Investors; (ii) the Plan Sponsors, (iii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (i) or (ii) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group” and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any Subsidiary thereof or any Parent Entity. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Fundamental Change in respect of which the Company is required to repurchase Notes pursuant to the exercise of Fundamental Change Repurchase Rights, together with its Affiliates, shall thereafter constitute a Permitted Holder.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity of whatever nature.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Plan Sponsors” means, collectively, certain funds and accounts managed or advised by Knighthead Capital Management, LLC or one of its Controlled Investment Affiliates and certain funds and accounts managed or advised by Certares Opportunities LLC or one of its Controlled Investment Affiliates and CK Amarillo LP, a Delaware limited partnership formed by Certares and Knighthead.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.

“Purchase Agreement” means that certain Purchase Agreement, dated September 24, 2025, among the Company, the Parent, the guarantors party thereto and Jefferies LLC and Morgan Stanley & Co. LLC, as representatives of the Initial Purchasers.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of the definition of “Consolidated Total Corporate Indebtedness,” the term “Purchase Money Obligations” shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Qualified Successor Entity” means, with respect to a Parent Guarantor Business Combination Event, a corporation; provided, however, that a limited liability company, limited partnership or other similar entity will also constitute a Qualified Successor Entity with respect to such Parent Guarantor Business Combination Event if either (i) such Parent Guarantor Business Combination Event is an Exempted Fundamental Change; or (ii) such Parent Guarantor Business Combination Event constitutes a Common Stock Change Event whose Reference Property consists solely of any combination of cash and shares of common stock or other corporate Common Equity interests of an entity that is (x) treated as a corporation for U.S. federal income tax purposes; (y) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; and (z) a direct or indirect parent of such limited liability company, limited partnership or other similar entity, as applicable.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a rating agency or agencies recognized internationally or in the United States of America, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means the date fixed, pursuant to Section 4.03(D), for the settlement of the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03(F).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(E).

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing,” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Credit Facility” means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the First Lien Credit Facility.

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on April 1, the immediately preceding March 15; and (B) if such Interest Payment Date occurs on October 1, the immediately preceding September 15.

“Rental Car Vehicles” means all Vehicles owned by or leased to the Company or a Subsidiary that are or have been offered for lease or rental by any of the Company and its Subsidiaries in their vehicle rental operations, including any such Vehicles being held for sale.

“Reorganization Assets” means any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Responsible Officer” means (A) any officer within the corporate trust group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject, and who, in each case, has direct responsibility for the administration of this Indenture.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Stock Legend” means, with respect to any Exchange Share, a legend substantially to the effect that the offer and sale of such Exchange Share have not been registered under the Securities Act and that such Exchange Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) and its successors.

“Sale” shall have the meaning set forth in the definition of “Consolidated Coverage Ratio.”

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Exchangeable PIK Notes” means the Company’s 8.000% Exchangeable Senior Second-Lien Secured PIK Notes due 2029 issued pursuant to the Second Lien Exchangeable PIK Notes Indenture.

“Second Lien Exchangeable PIK Notes Indenture” means the indenture governing the Second Lien Exchangeable PIK Notes, dates as of June 28, 2024 (as supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto (including the Parent Guarantor and Holdings) and Computershare Trust Company, N.A., as trustee and collateral agent.

“Secured Notes” means, collectively, the First Lien Notes and the Second Lien Exchangeable PIK Notes.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Exchange Share.

“Settlement Method” means Physical Settlement, Cash Settlement or Combination Settlement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Existing Notes Issue Date.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the Company or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business; and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“Specified Dollar Amount” means, with respect to the Exchange of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such Exchange (excluding cash in lieu of any fractional share of Common Stock).

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Subsidiary of the Company on or after the Issue Date pursuant to Section 3.08.

As used in this Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Subsidiary of the Company that enters into a Subsidiary Guarantee, in each case, unless and until such Subsidiary is released from such Subsidiary Guarantee in accordance with the terms of this Indenture. As used in this Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in Section 6.01(A)(i).

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada, the United Kingdom, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof); (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (v) investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (vii) investment funds investing

95.0% or more of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution); (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended; and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein.

“Term C Loan Collateral Accounts” means the cash collateral accounts or securities accounts established pursuant to, and subject to the terms of, the First Lien Credit Agreement for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit (as each such term is defined in the First Lien Credit Agreement).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb), as amended.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Trading Price” of the Notes on any Trading Day means the average of the secondary market bid quotations, expressed as a cash amount per $1,000 principal amount of Notes, obtained by the Bid Solicitation Agent for one million dollars ($1,000,000) (or such lesser amount of Notes as may then be outstanding) in principal amount of Notes at approximately 3:30 p.m., New York City time, on such Trading Day from three (3) nationally recognized independent securities dealers selected by the Company, which may include any of the Initial Purchasers; provided, however, that, if three (3) such bids cannot reasonably be obtained by the Bid Solicitation Agent but two (2) such bids are obtained, then the average of the two (2) bids will be used, and if only one (1) such bid can reasonably be obtained by the Bid Solicitation Agent, then that one (1) bid will be used. If, on any Trading Day, (A) the Bid Solicitation Agent cannot reasonably obtain at least one (1) bid for one million dollars ($1,000,000) (or such lesser amount of Notes as may then be outstanding) in principal amount of Notes from a nationally recognized independent securities dealer; (B) the Company is not acting as the Bid Solicitation Agent and the Company fails to instruct the Bid Solicitation Agent to obtain bids when required; or (C) the Bid Solicitation Agent fails to solicit bids when required, then, in each case, the Trading Price per $1,000 principal amount of Notes on such Trading Day will be deemed to be less than ninety eight percent (98%) of the product of the Last Reported Sale Price per share of Common Stock on such Trading Day and the

Exchange Rate on such Trading Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security (other than an Affiliate Note or any Common Stock issued upon Exchange of an Affiliate Note) will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(A)   such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B)   such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(C)   such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Uniform Commercial Code” means, except as otherwise provided herein, the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of the Company’s fiscal month ending immediately prior to such date of determination for which a consolidated balance sheet is available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely (w) because of any provision under this Indenture or any other agreement or instrument governing other Indebtedness that is subject to any intercreditor agreement or (x) because they are subject to a Lien securing Indebtedness that is subject to any intercreditor agreement or (y) because they are (or will be) used to cash collateralize or otherwise support any funded letter of credit facility or (z) because they are to be used for specified purposes in connection with a Special Purpose Financing relating to, or other financing secured by, customer Receivables); provided that (i) Unrestricted Cash shall not include any amounts on deposit in or credited to any Term C Loan Collateral Account and (ii) for purposes of any calculation of the Consolidated Total Net Corporate Leverage Ratio, “Unrestricted Cash” shall not include any proceeds of such Indebtedness borrowed at the time of determination of such ratio.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Additional Notes”	1.01(A)
“Additional Shares”	1.01(A)
“Cash Settlement”	5.03(A)
“Combination Settlement”	5.03(A)
“Common Stock Change Event”	5.03(A)
“Company Business Combination Event”	6.01(A)
“Company Successor Entity”	6.01(A)(i)
“Default Certificate”	3.05(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)

“Event of Default”	7.01(A)
“Exchange Agent”	2.06(A)
“Exchange Consideration”	5.03(B)(i)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“Guaranteed Obligations”	9.01
“Initial Notes”	2.03(A)
“Measurement Period”	5.01(C)(i)(2)
“Parent Guarantor Business Combination Event”	6.03(A)
“Parent Successor Entity”	6.03(A)
“Paying Agent”	2.06(A)
“Physical Settlement”	5.03(A)
“Redemption Notice”	4.03(F)
“Reference Property”	5.09(A)
“Reference Property Unit”	5.09(A)
“Register”	2.06(B)
“Registrar”	2.06(A)
“Reporting Event of Default”	7.03(A)
“Specified Courts”	13.07
“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Person”	5.09(A)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)
“Trading Price Condition”	5.01(C)(i)(2)

Section 1.03.    Rules of Construction.

For purposes of this Indenture:

(A)    “or” is not exclusive;

(B)    “including” means “including without limitation”;

(C)    “will” expresses a command;

(D)    the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)    a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)    words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I)     the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture; and

(J)     the term “interest,” when used with respect to a Note, includes any Default Interest, Additional Interest and Special Interest, unless the context requires otherwise.

Section 1.04.    Certain Calculations, Definitions and Rules of Construction

Notwithstanding anything to the contrary contained herein or in the Notes, so long as any Second Lien Exchangeable PIK Notes are outstanding, any Financial Term shall be defined as and calculated pursuant to the definition of such Financial Term in the Second Lien Exchangeable PIK Notes Indenture. If no Second Lien Exchangeable PIK Notes are outstanding, but other Existing Notes are outstanding, any Financial Term shall be defined as and calculated pursuant to the definition of such Financial Term in the applicable Existing Notes indentures. If no Existing Notes are outstanding, but other capital markets indebtedness governed by an indenture containing covenants similar to the Existing Notes are outstanding, any Financial Term shall be defined as and calculated pursuant to the definitions of such Financial Term, as applicable, in the indenture, or indentures, governing such capital market indebtedness. Otherwise, any Financial Term shall have the meaning set forth in this Indenture.

Article 2.    The Notes

Section 2.01.    Form, Dating and Denominations.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.

Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes. Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02.    Execution, Authentication and Delivery.

(A)    Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, electronic or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)    Authentication by the Trustee and Delivery.

(i)    No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)    The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)    The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authenticating agent was validly appointed to undertake.

Section 2.03.    Initial Notes and Additional Notes.

(A)    Initial Notes. On the Issue Date, there will be originally issued four hundred twenty-five million dollars ($425,000,000) aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B)    Additional Notes. Without the consent of any Holder, the Company may, subject to the provisions of this Indenture (including Section 2.02), originally issue additional Notes (“Additional Notes”) with the same terms as the Initial Notes (except, to the extent applicable, with respect to the date as of which interest begins to accrue on such Additional Notes, the first Interest Payment Date of such Additional Notes, the issue date of such Additional Notes and transfer restrictions applicable to such Additional Notes), which Additional Notes will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other Notes issued under this Indenture; provided, however, that if any such Additional Notes (and any Notes that are resold after such Notes have been purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates (or any Person that has been an Affiliate during the three months immediately preceding the applicable date)) are not fungible with the Initial Notes or, if applicable, other Notes issued under this Indenture for purposes of federal income tax or federal securities laws or, if applicable, the Depositary Procedures, then such additional or resold Notes will be identified by a separate CUSIP number or by no CUSIP number.

Section 2.04.    Method of Payment.

(A)    Global Notes. The Company will pay, or cause the Paying Agent to pay, the principal amount (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, the interest on, and any cash Exchange Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B)    Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal amount (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, the interest on, and any cash Exchange Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.    Accrual of Interest; Defaulted Amounts; When Payment Date is Not a Business Day.

(A)    Accrual of Interest. Each Note will accrue interest at a rate per annum equal to 5.500% (the “Stated Interest”), plus any Additional Interest and Special Interest that may accrue pursuant to Section 3.04 and Section 7.03, respectively. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Section 4.02(D) and Section 5.02(D) (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Additional Interest and Special Interest, on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B)    Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (iv) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(C)    Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

Section 2.06.    Registrar, Paying Agent and Exchange Agent.

(A)    Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for Exchange (the “Exchange Agent”). If the Company fails to maintain a Registrar, Paying Agent or Exchange Agent, then the Trustee will act as such and will receive compensation therefor in accordance with this Indenture and any other agreement between the Trustee and the Company. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Exchange Agent. Notwithstanding anything to the contrary in this Section 2.06(A), each of the Registrar, Paying Agent and Exchange Agent with respect to any Global Note must at all times be a Person that is eligible to act in that capacity under the Depositary Procedures.

(B)    Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase,

Redemption and Exchange of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)    Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Exchange Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Exchange Agents, each of whom will be deemed to be a Registrar, Paying Agent or Exchange Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Exchange Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)    Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Exchange Agent and designates the Corporate Trust Offices of the Trustee in the continental United States as the offices for the same.

Section 2.07.    Paying Agent and Exchange Agent to Hold Property in Trust.

The Company will require each Paying Agent or Exchange Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Exchange Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Exchange Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Exchange Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Exchange Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Exchange Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to clause (ix) or (x) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Exchange Agent), the Trustee will serve as the Paying Agent or Exchange Agent, as applicable, for the Notes.

Section 2.08.    Holder Lists.

If the Trustee is not the Registrar, then the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.    Legends.

(A)    Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B)    Non-Affiliate Legend. Each Note (other than any Affiliate Note) will bear the Non-Affiliate Legend.

(C)    Restricted Note Legend. Subject to Section 2.12,

(i)    each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend (and for the avoidance of doubt, an Affiliate Note shall bear a legend regarding restrictions applicable to such Note); and

(ii)    if a Note is issued in exchange for, in substitution of, or to effect a partial Exchange of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Section 2.10(B), 2.10(C), 2.11 or 2.13, then such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Exchange Date with respect to such Exchange, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Exchange Date, as applicable.

(D)    [Reserved].

(E)    Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted or that may otherwise be required to identify the restrictions applicable to any Affiliate Notes.

(F)    Acknowledgment and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgment of, and agreement to comply with, the restrictions set forth in such legend.

(G)    Restricted Stock Legend.

(i)    Each Exchange Share will bear the Restricted Stock Legend if the Note upon the Exchange of which such Exchange Share was delivered was (or would have been had it not been Exchanged) a Transfer-Restricted Security or Affiliate Note at the time such Exchange Share was delivered; provided, however, that such Exchange Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Exchange Share need not bear the Restricted Stock Legend.

(ii)    Notwithstanding anything to the contrary in this Section 2.09(G), an Exchange Share need not bear a Restricted Stock Legend if such Exchange Share is delivered in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10.    Transfers and Exchanges; Certain Transfer Restrictions.

(A)    Provisions Applicable to All Transfers and Exchanges.

(i)    Generally. Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii)    Transferred and Exchanged Notes Remain Valid Obligations of the Company. Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)    No Services Charge; Transfer Taxes. The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or Exchange of Notes, but, subject to Section 5.02(E), the Company, the Guarantors, the Trustee, the Registrar and the Exchange Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or Exchange of Notes, other than exchanges pursuant to Section 2.11, 2.17 or 8.05 not involving any transfer.

(iv)    Information in Connection with Tax Reporting Compliance. In connection with any proposed transfer outside the book-entry system, the transferor shall also provide or cause to be provided to the Trustee all information in its possession that is reasonably necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(v)    Transfers and Exchanges Must Be in Authorized Denominations. Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may at its option issue any Physical Notes issuable to any Holder at any time in a denomination equal to the aggregate amount issuable to such Holder at such time.

(vi)    Trustee’s Disclaimer. The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vii)    Legends. Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(viii)    Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ix)    Interpretation. For the avoidance of doubt, and subject to the terms of this Indenture, as used in this Section 2.10, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or Physical Note to be identified by an “unrestricted” CUSIP number.

(B)    Transfers and Exchanges of Global Notes.

(i)    Certain Restrictions. Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes in registered form if:

(1)    (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2)    an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3)    the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii)    Effecting Transfers and Exchanges. Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1)    the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, then the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2)    if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3)    if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4)    if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Global Note to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by Section 2.09.

(iii)    Compliance with Depositary Procedures. Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(iv)    For the avoidance of doubt, documentation and other evidence may be required by the Company, the Guarantors, the Trustee and the Registrar in connection with any transaction, exchange or transfer involving any Affiliate Notes or any request by a Holder or beneficial owner that is not an Affiliate of the Company that has acquired an Affiliate Note as provided in Section 2.16.

(C)    Transfers and Exchanges of Physical Notes.

(i)    Requirements for Transfers and Exchanges. Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1)    surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)    deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)    Effecting Transfers and Exchanges. Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)    such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2)    if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)    in the case of a transfer:

(A)to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount that is to be so transferred but that is not effected by notation as provided above; and (y) bear each legend, if any, required by Section 2.09; and

(B)to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)    in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section

2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(iii)    For the avoidance of doubt, documentation and other evidence may be required by the Company, the Guarantors, the Trustee and the Registrar in connection with any transaction, exchange or transfer involving any Affiliate Notes or any request by a Holder that is not an Affiliate of the Company that has acquired an Affiliate Note as provided in Section 2.16.

(D)    Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security (other than an Affiliate Note) requests to:

(i)    cause such Note to be identified by an “unrestricted” CUSIP number;

(ii)    remove such Restricted Note Legend; or

(iii)    register the transfer of such Note to the name of another Person,

then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Guarantors, the Trustee and the Registrar may reasonably require for the Company to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws; provided, however, that no such certificates, documentation or evidence need be so delivered on and after the Free Trade Date with respect to such Note unless the Company determines, in its reasonable discretion, that such Note is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.

For the avoidance of doubt, documentation and other evidence may be required by the Company, the Guarantors, the Trustee and the Registrar in connection with any transaction, exchange or transfer involving any Affiliate Notes or any request by a Holder or beneficial owner that is not an Affiliate of the Company that has acquired an Affiliate Note as provided in Section 2.16.

(E)    Transfers of Notes Subject to Redemption, Repurchase or Exchange. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for Exchange, except to the extent that any portion of such Note is not subject to Exchange; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; or (iii) has been called for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11.    Exchange and Cancellation of Notes to Be Exchanged or to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(A)    Partial Exchanges of Physical Notes and Partial Repurchases of Physical Notes Pursuant to a Repurchase Upon Fundamental Change or Redemption. If only a portion of a Physical Note of a Holder is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such Exchange or repurchase, as applicable, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so Exchanged or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so Exchanged or repurchased, as applicable, which Physical Note will be Exchanged or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such Exchange or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

(B)    Cancellation of Notes that Are Exchanged and Notes that Are Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(i)    Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been Exchanged pursuant to Section 2.11(A)) of a Holder is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such Exchange or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial Exchange or repurchase, as applicable, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so Exchanged or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)    Global Notes. If a Global Note (or any portion thereof) is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so Exchanged or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.15).

Section 2.12.    Removal of Transfer Restrictions.

Without limiting the generality of any other provision of this Indenture (including Section 3.04), the Restricted Note Legend affixed to any Note will be deemed, pursuant to this Section

2.12 and the footnote to such Restricted Note Legend, to be removed therefrom upon the Company’s delivery to the Trustee of notice, signed on behalf of the Company by one (1) of its Officers, to such effect. If such Note bears a “restricted” CUSIP number at the time of such delivery, then, upon such delivery, such Note will be deemed, pursuant to this Section 2.12 and the footnotes to the CUSIP number set forth on the face of the certificate representing such Note, to thereafter bear the “unrestricted” CUSIP number identified in such footnotes; provided, however, that if such Note is a Global Note and the Depositary requires a mandatory exchange or other procedure to cause such Global Note to be identified by an “unrestricted” CUSIP number in the facilities of the Depositary, then (i) the Company will effect such exchange or procedure as soon as reasonably practicable; and (ii) for purposes of Section 3.04 and the definition of Freely Tradable, such Global Note will not be deemed to be identified by an “unrestricted” CUSIP number until such time as such exchange or procedure is effected.

Section 2.13.    Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced. The Company may charge for its and the Trustee’s expenses in replacing a Note.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture, whether or not the lost, destroyed or wrongfully taken Note will at any time be enforceable by anyone.

Section 2.14.    Registered Holders; Certain Rights with Respect to Global Notes.

Except to the extent rights under this Indenture or the Notes are expressly granted to owners of beneficial interests in any Global Note, only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.15.    Cancellation.

The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Exchange Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or Exchange. The Trustee will cancel all Notes so surrendered to it in accordance with its customary procedures. Without limiting the generality of Section 2.03(B), the Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or Exchange.

Section 2.16.    Notes Held by the Company or its Affiliates; Affiliate Notes.

Without limiting the generality of Section 2.18, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Subsidiary of the Company or any other obligor on the Notes shall be considered as though they are not outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded. However, the Notes owned of record or beneficially owned by any Affiliate shall be deemed outstanding for all purposes under this Indenture, including voting.

An Affiliate of the Company (or any Person that has been an Affiliate of the Company during the three months immediately preceding the applicable date) may only purchase or otherwise acquire any Note or any beneficial interest in any Global Note if such Note is an Affiliate Note. If any Affiliate Notes or beneficial interests therein are sold to a beneficial owner that is not an Affiliate of the Company, such non-Affiliate beneficial owner shall be entitled to exchange its interest in such Affiliate Notes for a beneficial interest in Notes that are not Affiliate Notes at such time as the Company has received such opinions and other documentation as the Company or the Trustee shall require to establish that such interest is freely tradeable by such non-Affiliate beneficial owner pursuant to Rule 144 under the Securities Act without any requirements as to volume, manner of sale or availability of current public information; provided that such Notes shall not bear the same CUSIP as any Notes bearing any other CUSIP unless all of the Notes held under the same CUSIP would be fungible for U.S. federal income tax purposes.

Section 2.17.    Temporary Notes.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18.    Outstanding Notes.

(A)    Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full (including upon Exchange) in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18.

(B)    Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)    Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Section 4.02(D), Section 4.03(E) or Section 5.02(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D)    Notes to Be Exchanged. At the Close of Business on the Exchange Date for any Note (or any portion thereof) to be Exchanged, such Note (or such portion) will (unless there occurs a Default in the delivery of the Exchange Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such Exchange) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D) or Section 5.08.

(E)    Cessation of Accrual of Interest. Except as provided in Sections 4.02(D), 4.03(E) or 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.19.    Repurchases by the Company.

Without limiting the generality of Section 2.15, subject to applicable law, the Company, the Parent Guarantor or their respective Subsidiaries may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.20.    CUSIP and ISIN Numbers.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3.    Covenants

Section 3.01.    Payment on Notes.

(A)    Generally. The Company will pay or cause to be paid all the principal amount of, the Fundamental Change Repurchase Price and Redemption Price for, accrued and unpaid interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)    Deposit of Funds. Before 11:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

Section 3.02.    Exchange Act Reports.

(A)    Generally. The Company will send to the Trustee copies of all reports that the Parent Guarantor is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (other than current reports on Form 8-K (or any successor form)) within fifteen (15) calendar days after the date that the Parent Guarantor is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Parent Guarantor has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Parent Guarantor files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee and the Holders at the time such report is so filed via the EDGAR system (or such successor). Upon the request of any Holder, the Trustee will provide to such Holder a copy of any report that the Parent Guarantor has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee and the Holders pursuant to the preceding sentence.

(B)    Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor). The sending or filing of reports pursuant to Section 3.02(A) will not be deemed to constitute actual or constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate. The Trustee shall have no liability or responsibility for the filing, timeliness or content of such reports (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.03.    Rule 144A Information.

At any time when any Notes or shares of Common Stock deliverable upon Exchange of the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company and the Parent Guarantor (or the Company’s or the Parent Guarantor’s successors, as applicable) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares pursuant to Rule 144A, but only to the extent the same is required for such Notes or shares to be eligible for resale pursuant to Rule 144A.

Section 3.04.    Additional Interest.

(A)    Accrual of Additional Interest.

(i)    If, at any time during the six (6)-month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of the Notes and excluding any Affiliate Notes,

(1)    the Parent Guarantor fails to timely file any report (other than Form 8-K reports) that the Parent Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder); or

(2)    such Note is not otherwise Freely Tradable,

then Additional Interest will accrue on the Notes for each day during such period on which such failure is continuing or such Note is not Freely Tradable; provided that in no event shall any Additional Interest accrue on any Affiliate Notes.

(ii)    In addition, Additional Interest will accrue on a Note (excluding any Affiliate Note) on each day on which such Note is not Freely Tradable on or after the De-Legending Deadline Date for such Note; provided, however, that no additional interest shall accrue or be owed until the fifteenth Business Day following written notification to the Company by any Holder or beneficial owner requesting that the Company comply with its obligations described in this Section 3.04(A)(ii) (which notice may be given at any time after the 330th day after the Last Original Issue Date of the Initial Notes or any additional Notes, as the case may be, but in all cases must be given no later than the Regular Record Date immediately preceding the Maturity Date), it being understood and agreed that in no event shall Additional Interest be owed for any period prior to the 380th day after the Last Original Issue Date of the Initial Notes (or any additional Notes, as the case may be).

(B)    Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 3.04(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first ninety (90) days on which Additional Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof; provided, however, that in no event will Additional Interest, together with any

Special Interest, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Special Interest that accrues on such Note.

(C)    Notice of Accrual of Additional Interest; Trustee’s Disclaimer. The Company will send written notice to the Holder of each Note, and to the Trustee, of the commencement and termination of any period in which Additional Interest accrues on such Note. In addition, if Additional Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether any Additional Interest is payable, whether any Additional Interest is accruing, or with respect to the nature, extent, or calculation of any taxes or the amount of any Additional Interest that is owed, or with respect to the method employed in such calculation of any Additional Interest.

(D)    Exclusive Remedy. The accrual of Additional Interest will be the exclusive remedy available to Holders for the failure of their Notes to become Freely Tradable.

Section 3.05.    Compliance and Default Certificates.

(A)    Annual Compliance Certificate. Within ninety (90) days after the last day of each fiscal year of the Company, beginning with the first such fiscal year ending after the date of this Indenture, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B)    Default Certificate. If a Default or Event of Default occurs, then the Company will, within thirty (30) days after its first occurrence, deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto (such Officer’s Certificate, a “Default Certificate”); provided that the Company is not required to deliver a Default Certificate if such Default has been cured (or deemed cured) or waived prior to the date that such notice is due; provided, further that the foregoing shall not relieve the Company from a requirement to so deliver a Default Certificate following any Default in payment of the principal amount, Fundamental Change Repurchase Price, or Redemption Price, or accrued and unpaid interest, if any, or in payment or delivery of the consideration due upon Exchange of the Notes, as the case may be.

Section 3.06.    Stay, Extension and Usury Laws.

To the extent that it may lawfully do so, the Company and each Guarantor (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07.    Acquisition of Notes by the Company, the Parent Guarantor and their Respective Subsidiaries.

Without limiting the generality of Section 2.18, Notes that the Company, the Parent Guarantor or any of their respective Subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding (except to the extent provided in Section 2.16) until such time as such Notes are delivered to the Trustee for cancellation. The Company will use commercially reasonable efforts to prevent any of its controlled Affiliates from acquiring any Note (or any beneficial interest therein).

Section 3.08.    Future Subsidiary Guarantors.

After the Issue Date, the Company shall cause each Subsidiary that is a borrower or guarantees payment by the Company of any Indebtedness of the Company under a First Lien Credit Facility or other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness) to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary shall guarantee payment of the Notes, whereupon such Subsidiary shall become a Subsidiary Guarantor for all purposes under this Indenture. In addition, the Company may, at its option, elect to cause any Subsidiary that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

Article 4.    Repurchase and Redemption

Section 4.01.    No Sinking Fund.

No sinking fund is required to be provided for the Notes.

Section 4.02.    Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change.

(A)    Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)    Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (except in the case of an acceleration resulting from a Default in the payment of the related Fundamental Change

Repurchase Price, and any related interest pursuant to the proviso to the first sentence of Section 4.02(D), on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C)    Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)    Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E)    Fundamental Change Notice. On or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company will send to each Holder, the Trustee, the Exchange Agent and the Paying Agent in writing a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i)    briefly, the events causing such Fundamental Change;

(ii)    the effective date of such Fundamental Change;

(iii)    the procedures that a Holder must follow to require the Company to repurchase its

Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv)    the Fundamental Change Repurchase Date for such Fundamental Change;

(v)    the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to the first sentence of Section 4.02(D));

(vi)    the name and address of the Paying Agent and the Exchange Agent;

(vii)    the Exchange Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Exchange Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii)    that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix)    that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be Exchanged only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x)    the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)    Procedures to Exercise the Fundamental Change Repurchase Right.

(i)    Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)    before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)    such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)    Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)    if such Note is a Physical Note, the certificate number of such Note;

(2)    the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3)    that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii)    Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)    if such Note is a Physical Note, the certificate number of such Note;

(2)    the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)    the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G)    Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time prescribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to the first sentence of Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.02(G).

(H)    Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Section 4.02, the Company will be deemed to satisfy its obligations under this Section 4.02 if (i) one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Notes otherwise required by this Section 4.02 in a manner that would have satisfied the requirements of this Section 4.02 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any Note repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had the Company repurchased such Note.

(I)     No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Exchangeable into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Section 4.02, the Company will not be required to send a Fundamental Change Notice pursuant to Section 4.02(E), or offer to repurchase or repurchase any Notes pursuant to this Section 4.02, in connection with a Common Stock Change Event that constitutes a Fundamental Change pursuant to clause (B)(ii) of the definition thereof (regardless of whether such Common Stock Change Event also constitutes a Fundamental Change pursuant to any other clause of such definition), if (i) the Reference Property of such Common Stock Change Event consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become Exchangeable, pursuant to Section 5.09(A) and, if applicable, Section 5.07, into consideration that consists solely of U.S. dollars in an amount per $1,000 aggregate principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Notes (calculated assuming that the same includes accrued and unpaid interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (iii) the Company timely sends the notice relating to such Fundamental Change required pursuant to Section 5.01(C)(i)(3)(b) and includes, in such notice, a statement that the Company is relying on this Section 4.02(I).

(J)     Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply, in all material respects, with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture;

provided, however, that, to the extent that the Company’s obligations pursuant to this Section 4.02 conflict with any law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of such obligations.

(K)    Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03.    Right of the Company to Redeem the Notes.

(A)    No Right to Redeem Before October 6, 2028. The Company may not redeem the Notes at its option at any time before October 6, 2028.

(B)    Right to Redeem the Notes On or After October 6, 2028. Subject to the terms of this Section 4.03 (including, for the avoidance of doubt, Section 4.03(J)), the Company has the right, at its election, to redeem all, or any portion in an Authorized Denomination, of the Notes, at any time, and from time to time, on a Redemption Date on or after October 6, 2028 and on or before the twenty-sixth (26th) Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if (i) the Notes are Freely Tradable as of the date the Company sends the related Redemption Notice (unless the Company elects for Cash Settlement to apply to all Exchanges of Notes with an Exchange Date that occurs on or after the date the Company sends such Redemption Notice and on or before the second Scheduled Trading Day immediately before the related Redemption Date) and all accrued and unpaid Additional Interest, if any, has been paid in full as of the first Interest Payment Date occurring on or before the date the Company sends such notice and (ii) the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Exchange Price on (x) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption; and (y) the Trading Day immediately before the Redemption Notice Date for such Redemption. For the avoidance of doubt, the calling (or deemed calling pursuant to Section 4.03(I)) of any Note for Redemption will constitute a Make-Whole Fundamental Change with respect to that Note pursuant to clause (B) of the definition thereof. If the Company elects to redeem less than all of the outstanding Notes, then the Redemption will not constitute a Make-Whole Fundamental Change with respect to the Notes not called for Redemption, and Holders of the Notes not called for Redemption will not be entitled to an increased Exchange Rate for such Notes as described in Section 5.07 on account of the Redemption, except to the extent described in Section 4.03(I) below.

(C)    Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (except in the case of an acceleration resulting from a Default in the payment of the related Redemption Price, and any related interest pursuant to the proviso to the first sentence of Section 4.03(E), on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(D)    Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than fifty (50), nor less than thirty (30), Scheduled Trading Days after the Redemption Notice Date for such Redemption; provided, however, that if the Company is then otherwise permitted to settle Exchanges of Notes by Physical Settlement (and, for the avoidance of doubt, has not irrevocably elected another Settlement Method), and the Company elects to settle all Exchanges of Notes with an Exchange Date that occurs on or after such Redemption Notice Date and on or before the second Scheduled Trading Day immediately before the Redemption Date by Physical Settlement, then the Company may instead elect to choose a Redemption Date that is a Business Day no more than fifty (50) Scheduled Trading Days, nor less than fifteen (15) calendar days, after such Redemption Notice Date. The Redemption Date shall be a Business Day and the Company may not specify a Redemption Date that falls after the 26th Scheduled Trading Day immediately preceding the Maturity Date.

(E)    Redemption Price. The Redemption Price for each Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price shall not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(F)    Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder of such Notes an irrevocable written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i)    that all or a portion of the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii)    the Redemption Date for such Redemption;

(iii)    the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment

Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to the first sentence of Section 4.03(E));

(iv)    the name and address of the Paying Agent and the Exchange Agent;

(v)    that Notes called for Redemption (or deemed to have been called pursuant to Section 4.03(I)) may be Exchanged at any time before the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi)    the Exchange Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Exchange Rate that may result from such Redemption (including pursuant to Section 5.07) with respect to the Notes called for Redemption;

(vii)    the Settlement Method that will apply to all Exchanges of Notes with an Exchange Date that occurs on or after such Redemption Notice Date and on or before the second (2nd) Scheduled Trading Day before such Redemption Date; and

(viii)    the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee, the Exchange Agent and the Paying Agent.

(G)    Selection and Exchange of Notes to Be Redeemed in Part.

(i)    If the Company elects to redeem fewer than all of the outstanding Notes, and the Notes to be redeemed are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures.

(ii)    If the Company elects to redeem fewer than all of the outstanding Notes, and the Notes to be redeemed are Physical Notes, the Trustee will select the Notes to be redeemed (in an Authorized Denomination) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate.

(iii)    If the Trustee (or DTC, with respect to Global Notes) selects a portion of the Notes for Redemption and the Holder Exchanges a portion of the same Notes, the Exchanged portion shall be deemed to be from the portion selected for Redemption, subject to applicable DTC procedures.

(H)    Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time prescribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date. For the avoidance of doubt, interest payable pursuant to the proviso to the first sentence of Section 4.03(E) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

(I)     Special Provisions for Partial Calls. If the Company elects to redeem less than all of the outstanding Notes pursuant to this Section 4.03, and the Holder of any Note, or any owner of a beneficial interest in any Global Note, is reasonably not able to determine, before the Close of Business on the twenty-seventh (27th) Scheduled Trading Day (or, if the Company is then otherwise permitted to settle Exchanges of Notes by Physical Settlement (and, for the avoidance of doubt, the Company has not irrevocably elected another Settlement Method), and the Company elects to settle all Exchanges of Notes with an Exchange Date that occurs on or after the date the Company sends such Redemption Notice and on or before the second Scheduled Trading Day immediately before the related Redemption Date by Physical Settlement, the 10th calendar day) immediately before the Redemption Date for such Redemption, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such Redemption, then such Holder or owner, as applicable, will be entitled to Exchange such Note or beneficial interest, as applicable, at any time before the Close of Business on the second (2nd) Scheduled Trading Day immediately before such Redemption Date, and each such Exchange will be deemed to be of a Note called for Redemption for purposes of this Section 4.03 and Sections 5.01(C)(i)(4) and 5.07. For the avoidance of doubt, each reference in this Indenture or the Notes to (x) any Note that is called for Redemption (or similar language) includes any Note that is deemed to be called for Redemption pursuant to this Section 4.03(I); and (y) any Note that is not called for Redemption (or similar language) excludes any Note that is deemed to be called for Redemption pursuant to this Section 4.03(I).

(J)     Partial Redemption Limitation. If the Company elects to redeem less than all of the outstanding Notes pursuant to this Section 4.03, then, notwithstanding anything to the contrary in this Indenture or the Notes, the excess of the principal amount of Notes outstanding as of the time the Company sends the related Redemption Notice over the aggregate principal amount of Notes set forth in such Redemption Notice as being subject to Redemption must be at least one hundred million dollars ($100,000,000).

Article 5.    Exchange

Section 5.01.    Right to Exchange.

(A)    Generally. Subject to the provisions of this Article 5, each Holder may, at its option, Exchange such Holder’s Notes into Exchange Consideration.

(B)    Exchanges in Part. Subject to the terms of this Indenture, Notes may be Exchanged in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the Exchange of a Note in whole will equally apply to Exchanges of a permitted portion of a Note.

(C)    When Notes May Be Exchanged.

(i)    Generally. Subject to Section 5.01(C)(ii), a Note may be Exchanged only in the following circumstances:

(1)    Exchange Upon Satisfaction of Common Stock Sale Price Condition. A Holder may Exchange its Notes during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on December 31, 2025, if the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Exchange Price for each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty

(30) consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter.

(2)    Exchange Upon Satisfaction of Note Trading Price Condition. A Holder may Exchange its Notes during the five (5) consecutive Business Days immediately after any ten (10) consecutive Trading Day period (such ten (10) consecutive Trading Day period, the “Measurement Period”) if the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder in accordance with the procedures set forth below, for each Trading Day of the Measurement Period was less than ninety eight percent (98%) of the product of the Last Reported Sale Price per share of Common Stock on such Trading Day and the Exchange Rate on such Trading Day. The condition set forth in the preceding sentence is referred to in this Indenture as the “Trading Price Condition.”

The Trading Price will be determined by the Bid Solicitation Agent pursuant to this Section 5.01(C)(i)(2) and the definition of “Trading Price.” The Bid Solicitation Agent (if not the Company) will have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination in writing, and the Company will have no obligation to make such request (or seek bids itself) unless a Holder of at least five million ($5,000,000) in aggregate principal amount of Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than ninety eight percent (98%) of the product of the Last Reported Sale Price per share of Common Stock and the Exchange Rate. If a Holder provides such evidence, then the Company will (if acting as Bid Solicitation Agent), or will instruct the Bid Solicitation Agent to, determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to ninety eight percent (98%) of the product of the Last Reported Sale Price per share of Common Stock on such Trading Day and the Exchange Rate on such Trading Day. If the Trading Price Condition has been met as set forth above, then the Company will notify the Holders, the Trustee and the Exchange Agent in writing of the same. If, on any Trading Day after the Trading Price Condition has been met as set forth above, the Trading Price per $1,000 principal amount of Notes is greater than or equal to ninety eight percent (98%) of the product of the Last Reported Sale Price per share of Common Stock on such Trading Day and the Exchange Rate on such Trading Day, then the Company will notify the Holders, the Trustee and the Exchange Agent in writing of the same.

(3)    Exchange Upon Specified Corporate Events.

(a)   Certain Distributions. If, before July 1, 2030, the Parent Guarantor elects to:

(I)     distribute, to all or substantially all holders of Common Stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this clause (I) upon their separation from the Common Stock or upon the occurrence of such triggering event) entitling them, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced (determined in the manner set forth in the third paragraph of Section 5.05(A)(ii)); or

(II)    distribute, to all or substantially all holders of Common Stock, assets or securities of the Parent Guarantor or rights to purchase the Parent Guarantor’s securities, which distribution per share of Common Stock has a value, as determined in good faith by the Parent Guarantor, exceeding ten percent (10%) of the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before the date such distribution is announced, then, in either case, (x) the Company will send written notice of such distribution, and of the related right to Exchange Notes, to Holders, the Trustee and the Exchange Agent at least thirty-five (35) Scheduled Trading Days before the Ex-Dividend Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur); provided, however, that if the Company is then otherwise permitted to settle Exchanges by Physical Settlement (and for the avoidance of doubt, the Company has not elected another Settlement Method to apply), then the Company may instead elect to provide such notice at least five Scheduled Trading Days prior to such Ex-Dividend Date. In that event, the Company shall be required to settle all Exchanges with an Exchange Date occurring on or after the date the Company provides such notice and before such Ex-Dividend Date (or, if earlier, the date the Company announces that such distribution will not take place) by Physical Settlement, and the Company shall elect the same in such notice and (y) once the Company has sent such notice, Holders may Exchange their Notes at any time until the earlier of the Close of Business on the second Business Day immediately before such Ex-Dividend Date and the Parent Guarantor’s announcement that such distribution will not take place; provided, however, that the Notes will not become Exchangeable pursuant to clause (y) above (but the Company will be required to send written notice of such distribution pursuant to clause (x) above) on account of such distribution if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder, in such distribution without having to Exchange such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect on the record date for such distribution; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such record date.

(b)   Certain Corporate Events. If a Fundamental Change, Make-Whole Fundamental Change or Common Stock Change Event occurs (other than a merger or other business combination transaction that is effected solely to change the Company’s or the Parent Guarantor’s jurisdiction of organization and that does not constitute a Fundamental Change or a Make-Whole Fundamental Change), then, in each case, Holders may Exchange their Notes at any time from, and including, the effective date of such transaction or event to, and including, the thirty fifth (35th) Trading Day after such effective date (or, if such transaction or event also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date); provided, however, that if the Company does not provide the notice referred to in the immediately following sentence by the Business Day after such effective date, then the last day on which the Notes are Exchangeable pursuant to this sentence will be extended by the number of Business Days from, and including, the Business Day after such effective date to, but excluding, the date the Company provides such notice. No later than the Business Day after such effective date, the Company will send notice to the Holders, the Trustee and the Exchange Agent of such transaction or event, such effective date and the related right to Exchange Notes.

(4)    Exchange Upon Redemption. If the Company calls (or is deemed, pursuant to Section 4.03(I), to have called) any Notes for Redemption, then the Holder of such Notes called for Redemption may Exchange such Note at any time before the Close of Business on the second (2nd) Scheduled Trading Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full).

(5)    Exchanges During Free Exchangeability Period. A Holder may Exchange its Notes at any time from, and including, July 1, 2030 until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

For the avoidance of doubt, the Notes may become Exchangeable pursuant to any one or more of the preceding sub-paragraphs of this Section 5.01(C)(i) and the Notes ceasing to be Exchangeable pursuant to a particular sub-paragraph of this Section 5.01(C)(i) will not preclude the Notes from being Exchangeable pursuant to any other sub-paragraph of this Section 5.01(C)(i).

(ii)    Limitations and Closed Periods. Notwithstanding anything to the contrary in this Indenture or the Notes:

(1)    Notes may be surrendered for Exchange only after the Open of Business and before the Close of Business on a day that is a Business Day (and, for the avoidance of doubt, a Holder or beneficial owner of the Notes who surrenders a Note for Exchange on a Regular Record Date shall not be the Holder or beneficial owner of such Note as of the Close of Business on such Regular Record Date and shall not be entitled to the interest due on the related Interest Payment Date;

(2)    in no event may any Note be Exchanged after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date;

(3)    if the Company calls any Notes for Redemption pursuant to Section

4.03, then the Holders may not Exchange such Notes after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Notes in accordance with this Indenture; and

(4)    if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.02(F) with respect to any Note, then such Note may not be Exchanged, except to the extent (a) such Note is not subject to such notice; (b) such notice is withdrawn in accordance with Section 4.02(F)(iii); or (c) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Indenture.

(D)   Ownership Limit. Notwithstanding anything to the contrary in this Indenture or the Notes, no Holder of Notes (other than a beneficial owner of Affiliate Notes on the Issue Date) will be entitled to receive any shares of Common Stock following any Exchange of such Notes to the extent (but only to the extent) that, immediately after the receipt of such shares of Common Stock, such Holder or a beneficial owner of the Notes (or a person to whom such shares of Common Stock is attributable under the rules of Section 382 of the Code) would be, directly or indirectly, a “5-percent shareholder” (as such term is used in Section 382 of the Code and the Treasury Regulations promulgated thereunder); provided, however, that the Board of Directors of the Parent Guarantor may exempt a Holder from such restrictions. Any attempted Exchange of Notes (other than by a Holder that was a beneficial owner of Affiliate Notes on the Issue Date) that would entitle Holders of Notes to delivery of the Common Stock in violation of the restriction set forth in the preceding sentence will be void to the extent (but only to the extent) of the number of shares of Common Stock that would cause such violation, and the related Notes (or portion thereof) will be returned to the Holder as promptly as practicable. Neither the Company nor the Parent Guarantor will have any further obligation to the Holder of such Notes with respect to such voided Exchange, and such Notes will be treated as if they had not been submitted for Exchange. The Trustee will have no obligation for monitoring compliance with this Section 5.01(D) or monitoring any ownership limits upon the transfer or Exchange of Notes that remain outstanding, subject to Exchange, repurchase, Redemption or repayment at maturity.

(E) Restrictions Regarding Canada. Notwithstanding any other provision of this Indenture or the Notes, no Holder that is located or resident in Canada will be entitled to Exchange any of its Notes unless it has first provided to the Exchange Agent, on behalf of the Company, a representation letter in the form approved by the Company (and substantially in the form attached as Exhibit D hereto and otherwise available from the Company and/or the Exchange Agent), establishing such Holder’s eligibility to acquire shares of Common Stock under applicable provisions of Canadian securities laws and providing the Company with the information necessary to report the exempt distribution of those shares of Common Stock to the applicable Canadian securities regulatory authority.

Each Holder that exercises its exchange rights under the Notes without first providing a representation letter to the Exchange Agent shall be deemed to have represented and warranted to the Company that it is not located or resident in any province or territory of Canada. Neither the Exchange Agent nor the Company shall have any obligation to request a representation letter nor to determine whether a Holder is located or resident in any province or territory of Canada.

Section 5.02.   Exchange Procedures.

(A)Generally.

(i) Global Notes. To Exchange a beneficial interest in a Global Note that is Exchangeable pursuant to Section 5.01(C), the owner of such beneficial interest must (1) comply with the Depositary Procedures for Exchanging such beneficial interest (at which time such Exchange will become irrevocable); (2) if required pursuant to Section 5.02(D), pay any interest payable on the next Interest Payment Date; and (3) pay any amounts due pursuant to Section 5.02(E).

(ii) Physical Notes. To Exchange all or a portion of a Physical Note that is Exchangeable pursuant to Section 5.01(C), the Holder of such Note must (1) complete, manually sign and deliver to the Exchange Agent the exchange notice attached to such Physical Note or a facsimile of such exchange notice; (2) deliver such Physical Note to the Exchange Agent (at which time such Exchange will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Exchange Agent may require; (4) if required pursuant to Section 5.02(D), pay any interest payable on the next Interest Payment Date; and (5) pay any amounts due pursuant to Section 5.02(E).

(B) Effect of Exchanging a Note. At the Close of Business on the Exchange Date for a Note (or any portion thereof) to be Exchanged, such Note (or such portion) will (unless there occurs a Default in the delivery of the Exchange Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D) upon such Exchange) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Exchange Date), except to the extent provided in Section 5.02(D).

(C) Holder of Record of Exchange Shares. The Person in whose name any share of Common Stock is deliverable upon Exchange of any Note will be deemed to become the holder of record of such share as of the Close of Business on (i) the Exchange Date for such Exchange, in the case of Physical Settlement; or (ii) the last VWAP Trading Day of the Observation Period for such Exchange, in the case of Combination Settlement.

(D) Interest Payable Upon Exchange in Certain Circumstances. If the Exchange Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Exchange (and, for the avoidance of doubt, notwithstanding anything set forth in the proviso to this sentence), to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date); and (ii) the Holder surrendering such Note for Exchange must deliver to the Exchange Agent, at the time of such surrender, an amount of cash equal to the amount of such interest referred to in clause (i) above; provided, however, that the Holder surrendering such Note for Exchange need not deliver such cash (w) if the Company has specified a Redemption Date that is after such Regular Record Date and on or before the second (2nd) Scheduled Trading Day immediately after such Interest Payment Date; (x) if such Exchange Date occurs after the Regular Record Date immediately before the Maturity Date; (y) if the Company has specified a

Fundamental Change Repurchase Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; or (z) to the extent of any Additional Interest, Special Interest, overdue interest or interest that has accrued on any overdue interest. For the avoidance of doubt, as a result of, and without limiting the generality of, the foregoing, if a Note is Exchanged with an Exchange Date that is after the Regular Record Date immediately before the Maturity Date, then the Company will pay, as provided above, the interest that would have accrued on such Note to, but excluding, the Maturity Date. For the avoidance of doubt, if the Exchange Date of a Note to be Exchanged is on an Interest Payment Date, then the Holder of such Note at the Close of Business on the Regular Record Date immediately before such Interest Payment Date will be entitled to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date, and such Note, when surrendered for Exchange, need not be accompanied by any cash amount pursuant to the first sentence of this Section 5.02(D).

(E) Taxes and Duties. If a Holder Exchanges a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of any shares of Common Stock upon such Exchange; provided, however, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Exchange Agent may refuse to deliver any such shares to be delivered in a name other than that of such Holder.

(F) Exchange Agent to Notify Company of Exchanges. If any Note is submitted for Exchange to the Exchange Agent or the Exchange Agent receives any notice of Exchange with respect to a Note, then the Exchange Agent will promptly (and, in any event, no later than the date the Exchange Agent receives such Note or notice) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Exchange Date for such Note.

Section 5.03.    Settlement Upon Exchange.

(A)Settlement Method. Subject to Section 5.01(D), upon the Exchange of any Note, the Company will settle such Exchange by paying or delivering, as applicable and as provided in this Article 5, either (x) shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(3) (a “Combination Settlement”).

(i)The Company’s Right to Elect Settlement Method. The Company will have the right to elect the Settlement Method applicable to any Exchange of a Note; provided, however, that:

(1)    all Exchanges of Notes with an Exchange Date that occurs on or after July 1, 2030 will be settled using the same Settlement Method, and the Company will send notice of such Settlement Method to Holders no later than the Open of Business on July 1, 2030;

(2)    subject to clause (3) below, if the Company elects a Settlement Method with respect to the

Exchange of any Note whose Exchange Date occurs before July 1, 2030, then the Company will send notice of such Settlement Method to the Holder of such Note no later than the Close of Business on the Business Day immediately after such Exchange Date;

(3)    if any Notes are called for Redemption, then (a) the Company will specify, in the related Redemption Notice sent pursuant to Section 4.03(F), the Settlement Method that will apply to all Exchanges of Notes called for Redemption with an Exchange Date that occurs on or after the related Redemption Notice Date and on or before the second (2nd) Scheduled Trading Day immediately before the related Redemption Date; and (b) if such Redemption Date occurs on or after July 1, 2030, then such Settlement Method must be the same Settlement Method that, pursuant to clause (1) above, applies to all Exchanges of Notes with an Exchange Date that occurs on or after July 1, 2030;

(4)    the Company will use the same Settlement Method for all Exchanges of Notes with the same Exchange Date (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to Exchanges of Notes with different Exchange Dates, except as provided in clause (1) or (3) above);

(5)    if the Company does not timely elect a Settlement Method with respect to the Exchange of a Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default); and

(6)    if the Company timely elects Combination Settlement with respect to the Exchange of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such Exchange will be deemed to be $1,000 per $1,000 principal amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default).

At or before the time the Company sends any notice referred to in the preceding sentence, the Company will send a copy of such notice to the Trustee and the Exchange Agent, but the failure to timely send such copy will not affect the validity of any Settlement Method election.

(ii)The Company’s Right to Irrevocably Fix or Eliminate Settlement Methods. The Company will have the right, exercisable at its election by sending notice of such exercise to the Holders (with a copy to the Trustee and the Exchange Agent), to (1) irrevocably fix the Settlement Method that will apply to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders; or (2) irrevocably eliminate any one or more (but not all) Settlement Methods (including eliminating Combination Settlement with a particular Specified Dollar Amount or range of Specified Dollar Amounts) with respect to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders, provided, in each case, that (w) the Settlement Method(s) so elected pursuant to clause (1) or clause (2) above, as applicable, must be a Settlement Method or Settlement Method(s), as applicable, that the Company is then permitted to elect (for the avoidance of doubt, including pursuant to, and subject to, the other provisions of this Section 5.03(A)); (x) no such irrevocable election or Default Settlement Method change will affect any Settlement Method theretofore elected (or deemed to be elected)

with respect to any Note pursuant to this Indenture (including pursuant to Section 8.01(G) or this Section 5.03(A)); (y) upon any such irrevocable election pursuant to clause (1) above, the Default Settlement Method will automatically be deemed to be set to the Settlement Method so fixed; and (z) upon any such irrevocable election pursuant to clause (2) above, the Company will, if needed, simultaneously change the Default Settlement Method to a Settlement Method that is consistent with such irrevocable election. Such notice, if sent, must set forth the applicable Settlement Method and expressly state that the election is irrevocable and applicable to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders (but that no such irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to this Indenture). For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes, including pursuant to Section 8.01(G) (it being understood, however, that the Company may nonetheless choose to execute such an amendment at its option). In addition, the Company shall be permitted in certain circumstances to irrevocably elect for Physical Settlement to apply to all Exchanges with an Exchange Date occurring during the periods referred to under Section 4.03 and Section 5.01(c)(i)(3)(a).

(iii)Requirement to Publicly Disclose the Fixed or Default Settlement Method. If the Company changes the Default Settlement Method pursuant to clause (x) of the proviso to the definition of such term or irrevocably fixes the Settlement Method(s) pursuant to Section 5.03(A)(ii), then the Company will, substantially concurrently, either post the Default Settlement Method or fixed Settlement Method(s), as applicable, on its website or disclose the same in a Current Report on Form 8-K (or any successor form) that is filed with, or furnished to, the SEC.

(B)Exchange Consideration.

(i)Generally. Subject to Sections 5.01(D), 5.03(B)(ii), 5.03(B)(iii) and 5.09(A)(2), the type and amount of consideration (the “Exchange Consideration”) due in respect of each $1,000 principal amount of a Note to be Exchanged will be as follows:

(1)    if Physical Settlement applies to such Exchange, a number of shares of Common Stock equal to the Exchange Rate in effect on the Exchange Date for such Exchange;

(2)    if Cash Settlement applies to such Exchange, cash in an amount equal to the sum of the Daily Exchange Values for each VWAP Trading Day in the Observation Period for such Exchange; or

(3)    if Combination Settlement applies to such Exchange, consideration consisting of (a) a number of shares of Common Stock equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such Exchange; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

(ii)Cash in Lieu of Fractional Shares. If Physical Settlement or Combination Settlement applies to the Exchange of any Note and the number of shares of Common Stock deliverable pursuant to Section 5.03(B)(i) upon such Exchange is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such Exchange, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the Exchange Date for such Exchange (or, if such Exchange Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such Exchange, in the case of Combination Settlement.

(iii)Exchange of Multiple Notes by a Single Holder. If a Holder Exchanges more than one (1) Note on a single Exchange Date, then the Exchange Consideration due in respect of such Exchange will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes Exchanged on such Exchange Date by such Holder.

(iv)Notice of Calculation of Exchange Consideration. If any Note is to be Exchanged and Cash Settlement or Combination Settlement is applicable, then the Company will determine the Exchange Consideration due thereupon promptly following the last VWAP Trading Day of the applicable Observation Period and will promptly thereafter (and in any event within one Business Day following the last day of the Observation Period) send notice to the Trustee and the Exchange Agent of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Exchange Agent will have any duty to make any such determination.

(C)Delivery of the Exchange Consideration. Except as set forth in Sections 5.01(D), 5.05(D) and 5.09, the Company will pay or deliver, as applicable, the Exchange Consideration due upon the Exchange of any Note to the Holder as follows: (i) if Cash Settlement or Combination Settlement applies to such Exchange, on the second (2nd) Business Day immediately after the last VWAP Trading Day of the Observation Period for such Exchange and (ii) if Physical Settlement applies to such Exchange, on the second Business Day immediately after the Exchange Date for such Exchange; provided, however, that if Physical Settlement applies to the Exchange of any Note with an Exchange Date that is on or after September 15, 2030, then, solely for the purposes of such Exchange, the Company will pay or deliver, as applicable, the consideration due upon such Exchange on the Maturity Date (or, if the Maturity Date is not a Business Day, the next Business Day), and the Exchange Date will instead be deemed to be the second Business Day immediately before the Maturity Date.

(D)Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Exchange. If a Holder Exchanges a Note, then the Company will not adjust the Exchange Rate to account for any accrued and unpaid interest on such Note, except as provided in Section 5.02(D), and the Company’s delivery of the Exchange Consideration due in respect of such Exchange will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal amount of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Exchange Date. As a result, except as provided in Section 5.02(D), any accrued and unpaid interest on an Exchanged Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, subject to Section 5.02(D), if the Exchange Consideration for a Note consists of both cash and shares of Common Stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Section 5.04.    Reserve and Status of Common Stock Delivered Upon Exchange.

(A)Stock Reserve. At all times when any Notes are outstanding, the Parent Guarantor will reserve

(out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes) a number of shares of Common Stock sufficient to permit the Exchange of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such Exchange; and (y) the Exchange Rate is increased by the maximum amount pursuant to which the Exchange Rate may be increased pursuant to Section 5.07). To the extent the Parent Guarantor delivers shares of Common Stock held in its treasury in settlement of the Exchange of any Notes, each reference in this Indenture or the Notes to the delivery of shares of Common Stock in connection therewith will be deemed to include such delivery, mutatis mutandis.

(B)Status of Exchange Shares; Listing. Each Exchange Share, if any, delivered upon Exchange of any Note will be a newly issued or treasury share (except that any Exchange Share delivered by a designated financial institution pursuant to Section 5.08 need not be a newly issued or treasury share) and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Exchange Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each Exchange Share, when delivered upon Exchange of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05.    Adjustments to the Exchange Rate.

(A)Events Requiring an Adjustment to the Exchange Rate. The Exchange Rate will be adjusted from time to time as follows:

(i)Stock Dividends, Splits and Combinations. If the Parent Guarantor issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Parent Guarantor effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply), then the Exchange Rate will be adjusted based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Exchange Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Exchange Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)Rights, Options and Warrants. If the Parent Guarantor distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Sections 5.05(A)(iii)(1) and 5.05(F) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock deliverable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the increase to the

Exchange Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the increase to the Exchange Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.

For purposes of this Section 5.05(A)(ii) and Section 5.01(C)(i)(3)(a)(I), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Parent Guarantor receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Parent Guarantor in good faith and in a commercially reasonable manner.

(iii)Spin-Offs and Other Distributed Property.

(1)    Distributions Other than Spin-Offs. If the Parent Guarantor distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Parent Guarantor, or rights, options or warrants to acquire Capital Stock of the Parent Guarantor or other securities, to all or substantially all holders of the Common Stock, excluding:

(u)   dividends, distributions, rights, options or warrants for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(v)   dividends or distributions paid exclusively in cash for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iv);

(w)   rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(F);

(x)   Spin-Offs for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iii)(2);

(y)   a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v) will apply; and

(z)   a distribution solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply,

then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Parent Guarantor in good faith and in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Exchange Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock and without having to Exchange such Notes, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Exchange Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)    Spin-Offs. If the Parent Guarantor distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Parent Guarantor to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5.09 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v)

will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

ER1	=	the Exchange Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 5.05(A)(iii)(2), (i) if any VWAP Trading Day of the Observation Period for a Note whose Exchange will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Exchange Rate for such VWAP Trading Day for such Exchange, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such VWAP Trading Day; and (ii) if the Exchange Date for a Note whose Exchange will be settled pursuant to Physical Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the consideration due in respect of such Exchange, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Exchange Date.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Exchange Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, and without having to Exchange such Notes, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Exchange Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)Tender Offers or Exchange Offers. If the Company, the Parent Guarantor or any of their respective Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Parent Guarantor in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

ER1	=	the Exchange Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Parent Guarantor in good faith and in a commercially reasonable manner) of all cash and other consideration paid or payable for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Exchange Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 5.05(A)(v), (i) if any VWAP Trading Day of the Observation Period for a Note whose Exchange will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Exchange Rate for such VWAP Trading Day for such Exchange, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such VWAP Trading Day; and (ii) if the Exchange Date for a Note whose Exchange will be settled pursuant to Physical Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such Exchange, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the expiration date to, and including, such Exchange Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Parent Guarantor being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)No Adjustments in Certain Cases.

(i)Where Holders Participate in the Transaction or Event Without Exchange. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Exchange Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to Exchange such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(ii)Certain Events. The Company will not be required to adjust the Exchange Rate except as provided in Section 5.05 or Section 5.07. Without limiting the foregoing, the Company will not be obligated to adjust the Exchange Rate on account of:

(1)    except as otherwise provided in Section 5.05, the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Exchange Price;

(2)    the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Parent Guarantor’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(3)    the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company, the Parent Guarantor or any of the Company’s or the Parent Guarantor’s respective Subsidiaries;

(4)    the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Parent Guarantor or the Company outstanding as of the Issue Date;

(5)    for ordinary course of business Common Stock repurchases that are not tender offers referred to in Section 5.05(A)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Parent Guarantor’s Board of Directors;

(6)    solely a change in the par value (or from par value to no par value) of the Common Stock; or

(7)    accrued and unpaid interest on the Notes.

(C)Adjustment Deferral. If an adjustment to the Exchange Rate otherwise required by this Article 5 would result in a change of less than one percent (1%) to the Exchange Rate, then, notwithstanding anything to the contrary in this Article 5, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would, had they not been so deferred and carried forward, result in a change of at least one percent (1%) to the Exchange Rate; (ii) in the case of any Note to which Physical Settlement applies, upon the Exchange Date; (iii) in the case of any Note to which Cash Settlement or Combination Settlement applies, on each VWAP Trading Day of an Observation Period for, any Note; (iii) the date a Fundamental Change or Make-Whole Fundamental Change occurs; (iv) the date the Company calls any Notes for Redemption; and (v) July 1, 2030.

(D)Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)a Note is to be Exchanged pursuant to Physical Settlement or Combination Settlement;

(ii)the record date, effective date or Expiration Time for any event that requires an adjustment to the Exchange Rate pursuant to Section 5.05(A) has occurred on or before the Exchange Date for such Exchange (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such Exchange (in the case of Combination Settlement), but an adjustment to the Exchange Rate for such event has not yet become effective as of such Exchange Date or such VWAP Trading Day, as applicable;

(iii)the Exchange Consideration due upon Exchange includes any whole shares of Common Stock (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional shares of Common Stock (in the case of Combination Settlement); and

(iv)such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such Exchange, the Company will, without duplication, give effect to such adjustment on such Exchange Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement). In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such Exchange is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such Exchange until the second (2nd) Business Day after such first date.

(E)Exchange Rate Adjustments Where Exchanging Holders Participate in the Relevant

Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)an Exchange Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

(ii)a Note is to be Exchanged pursuant to Physical Settlement or Combination Settlement;

(iii)the Exchange Date for such Exchange (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such Exchange (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)the Exchange Consideration includes any whole shares of Common Stock (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional shares of Common Stock (in the case of Combination Settlement), in each case, based on an Exchange Rate that is adjusted for such dividend or distribution; and

(v)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then in the case of Physical Settlement, the Exchange Rate adjustment relating to such Ex-Dividend Date will not be given effect for such Exchange and the shares of Common Stock issuable upon such Exchange based on such unadjusted Exchange Rate will not be entitled to participate in such dividend or distribution, but there will be added, to the consideration otherwise due upon such Exchange, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares had such shares been entitled to participate in such dividend or distribution; and in the case of Combination Settlement, the Exchange Rate adjustment relating to such Ex-Dividend Date will be made for such Exchange in respect of such VWAP Trading Day, but the shares of Common Stock deliverable with respect to such VWAP Trading Day based on such adjusted Exchange Rate will not be entitled to participate in such dividend or distribution.

(F)Stockholder Rights Plans. If any shares of Common Stock are to be delivered upon Exchange of any Note and, at the time of such Exchange, the Parent Guarantor has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Exchange Consideration otherwise payable under this Indenture upon such Exchange, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Exchange Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Parent Guarantor had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 5.05(A)(iii)(1).

(G)Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company and the Parent Guarantor will not engage in or be a party to any transaction or event that would require the Exchange Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Exchange Price per share of Common Stock being less than the par value per share of Common Stock.

(H) Equitable Adjustments to Prices. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Stock Price or an adjustment to the Exchange Rate), or to calculate Daily VWAPs, or any function thereof, over an Observation Period, the Company will make appropriate adjustments, if any, to such calculations to account for any adjustment to the Exchange Rate pursuant to Section 5.05(A) that becomes effective, or any event requiring such an adjustment to the Exchange Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period or Observation Period, as applicable.

(I) Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.05(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(J) Calculations. All calculations with respect to the Exchange Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(K) Notice of Exchange Rate Adjustments. Upon the effectiveness of any adjustment to the Exchange Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Exchange Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Exchange Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Whenever the Exchange Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Exchange Agent if not the Trustee) an Officer’s Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. In the absence of an Officer’s Certificate being filed with the Trustee (and the Exchange Agent if not the Trustee), the Trustee may assume without inquiry (and with no liability) that the Exchange Rate has not been adjusted and that the last Exchange Rate of which it has knowledge remains in effect.

Section 5.06.    Voluntary Adjustments.

(A)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Exchange Rate by any amount if (i) the Company’s or the Parent Guarantor’s Board of Directors determines that such increase is either (x) in the best interest of the Company or the Parent Guarantor; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)Notice of Voluntary Increases. If the Board of Directors determines to increase the Exchange Rate pursuant to Section 5.06(A), then, no later than the first Business Day of the related twenty

(20) Business Day period referred to in Section 5.06(A), the Company will send notice to each Holder, the Trustee and the Exchange Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07.    Adjustments to the Exchange Rate in Connection with a Make-Whole Fundamental Change.

(A)Generally. If a Make-Whole Fundamental Change occurs and the Exchange Date for the Exchange of a Note occurs during the related Make-Whole Fundamental Change Exchange Period, then, subject to this Section 5.07, the Exchange Rate applicable to such Exchange will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Make-Whole Fundamental Change Effective Date	$6.97	$8.00	$9.24	$10.50	$12.01	$18.00	$25.00	$35.00	$47.50	$65.00
September 29, 2025	35.1912	28.0563	22.0260	17.6876	13.9700	6.5461	3.2220	1.2823	0.3503	0.0000
October 1, 2026	35.1912	27.7388	21.4058	16.9333	13.1757	5.9533	2.8752	1.1249	0.2964	0.0000
October 1, 2027	35.1912	26.7963	20.1104	15.5210	11.7802	5.0206	2.3608	0.9003	0.2183	0.0000
October 1, 2028	35.1912	25.2175	17.9935	13.2590	9.6062	3.7133	1.7040	0.6394	0.1377	0.0000
October 1, 2029	35.1912	22.3225	14.1288	9.2752	5.9925	1.9467	0.9084	0.3434	0.0583	0.0000
October 1, 2030	35.1912	16.7188	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i)if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later Make-Whole Fundamental Change Effective Dates in the table above, based on a 365- or 366-day year, as applicable; and

(ii)if the Stock Price is greater than $65.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $6.97 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Exchange Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Exchange Rate be increased to an amount that exceeds 143.4720 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Exchange Rate is required to be adjusted pursuant to Section 5.05(A).

For the avoidance of doubt, but subject to Section 4.03(I), (x) the sending of a Redemption

Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called (or deemed called pursuant to Section 4.03(I)) for Redemption pursuant to such Redemption Notice, and not with respect to any other Notes; and (y) the Exchange Rate applicable to the Notes not so called (or deemed called pursuant to Section 4.03(I)) for Redemption will not be subject to increase pursuant to this Section 5.07 on account of such Redemption Notice.

(B) Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Exchange Price is adjusted as a result of the operation of Section 5.05(A). The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Exchange Rate is adjusted pursuant to Section 5.05(A).

(C) Notice of the Occurrence of a Make-Whole Fundamental Change. The Company will notify the Holders, the Trustee and the Exchange Agent of each Make-Whole Fundamental Change in accordance with Section 5.01(C)(i)(3)(b).

Section 5.08.    Transfer of Notes to Be Exchanged to a Third Party for Settlement.

Notwithstanding anything to the contrary in this Article 5, and subject to the terms of this Section 5.08, if a Note is submitted for Exchange, the Company may elect to arrange to have such Note transferred for settlement, in lieu of Exchange, to a third party financial institution designated by the Company that will pay and deliver, as the case may be, the Exchange Consideration due upon such Exchange in lieu of the Company’s payment and delivery of the same. To make such election, the Company must send notice of such election to the Holder of such Note, the Trustee and the Exchange Agent before the Close of Business on the Business Day immediately following the Exchange Date for such Note. If the Company has made such election, then:

(A)no later than the Business Day immediately following such Exchange Date, the Company must deliver (or cause the Exchange Agent to deliver) such Note, together with delivery instructions for the Exchange Consideration due upon such Exchange (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to deliver such Exchange Consideration in the manner and at the time the Company would have had to deliver the same pursuant to this Article 5;

(B)if such Note is a Global Note, then (i) such designated institution will send written confirmation to the Exchange Agent promptly after wiring the cash Exchange Consideration, if any, and delivering any other Exchange Consideration, due upon such Exchange to the Holder of such Note; and (ii) the Exchange Agent will as soon as reasonably practicable thereafter contact such Holder’s custodian with the Depositary to confirm receipt of the same; and

(C)such Note will not cease to be outstanding by reason of such transfer to a third party for settlement;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such Exchange Consideration, then the Company will be responsible for delivering such Exchange Consideration in the manner and at the time provided in this Article 5 as if the Company had not elected to make a transfer to a third party for settlement.

Section 5.09.    Effect of Common Stock Change Event.

(A)Generally. If there occurs any:

(i)recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)consolidation, merger, combination or binding or statutory share exchange involving the Parent Guarantor;

(iii)sale, lease or other transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any Person; or

(iv)other similar event,

and, as a result, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or other property (or combination thereof), the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)   from and after the effective time of such Common Stock Change Event, (I) the Exchange Consideration due upon Exchange of any Note, and the conditions to any such Exchange, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of the definitions of “Fundamental Change” and “Make-Whole Fundamental Change,” references to “Common Stock” and the Parent Guarantor’s “Common Equity” will be deemed to refer to the Common Equity (including depositary receipts representing Common Equity), if any, forming part of such Reference Property; and (III) for purposes of Section 4.03, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will be deemed to be a reference to the same number of Reference Property Units; and

(2)   if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Physical Settlement in respect of all Exchanges whose Exchange Date occurs on or after the effective date of such Common Stock Change Event, and the Company will pay the cash due upon Exchange no later than the second Business Day after the relevant Exchange Date; and

(3)   for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of Common Equity securities listed on a national securities exchange will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of Common Equity securities listed on a national securities exchange, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith and in a commercially reasonable manner by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders, the Trustee and the Exchange Agent of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Company, the Parent Guarantor and the resulting, surviving or transferee Person (if not the Company or the Parent Guarantor) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent Exchanges of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Exchange Rate pursuant to Section 5.05(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A). If the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then such other Person, if an Affiliate of the Company or the successor or acquiring company, will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)Notice of Common Stock Change Events. The Company will provide notice of each Common Stock Change Event to the Holders, the Trustee and the Exchange Agent no later than the Business Day after the effective date of such Common Stock Change Event.

(C)Compliance Covenant. The Parent Guarantor will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5.09.

Article 6.    Successors

Section 6.01.    When the Company May Merge, Etc.

(A)Generally. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (a “Company Business Combination

Event”), unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes all the obligations of the Company under the Notes and this Indenture, by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction, no Default will have occurred and be continuing;

(iii) Holdings and each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Notes Guarantees in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental Indenture or other document or instrument (in a form reasonably satisfactory to the Trustee), confirming its Notes Guarantees (other than any Notes Guarantee that will be discharged or terminated in connection with such transaction); and

(iv) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with this Section 6.01(A); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer set forth in Section 6.01(C).

(B) Section 6.01(A)(ii) shall not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Subsidiary of the Company so long as all assets of the Company and the Subsidiaries immediately prior to such transaction (other than Capital Stock of such Subsidiary) are owned by such Subsidiary and its Subsidiaries immediately after the consummation thereof. Section 6.01(A) shall not apply to any transaction in which any Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company

(C) For purposes of this Section 6.01, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the assets of the Company to, any Person.

(D)For purposes of this Section 6.01, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries.

Section 6.02.    Company Successor Entity Substituted.

Upon any transaction involving the Company in accordance with Section 6.01 in which the Company is not the Successor Company, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes, and thereafter the predecessor Company shall be relieved of all obligations and covenants under this Indenture and the Notes, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the principal amount and interest on the Notes.

Section 6.03.    When the Parent Guarantor May Merge, Etc.

(A) The Parent Guarantor will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, in one transaction or a series of transactions, taken as a whole, to another Person (a “Parent Guarantor Business Combination Event”), unless:

(i) the resulting, surviving or transferee Person either (x) is the Parent Guarantor; or (y) if not the Parent Guarantor, is a Qualified Successor Entity (such Qualified Successor Entity, the “Parent Successor Entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Parent Guarantor Business Combination Event, a supplemental Indenture) all of the Parent Guarantor’s obligations under this Indenture and the Notes;

(ii) immediately after giving effect to such Parent Guarantor Business Combination Event, no Default will have occurred and be continuing; and

(iii) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact.

(B) Notwithstanding anything to the contrary, Section 6.03(A) will not apply to any transfer of assets (not effected by merger or consolidation) between or among (i) the Parent Guarantor and (ii) the Company or any one or more of the Parent Guarantor’s Wholly Owned Subsidiaries.

(C) For purposes of this Section 6.03, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor, and any sale or transfer of all or any part of the Minority

Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the assets of the Parent Guarantor to, any Person.

(D) For purposes of this Section 6.03, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries.

Section 6.04.    Parent Successor Entity Substituted.

Upon any transaction involving the Parent Guarantor in accordance with Section 6.03 in which the Parent Guarantor is not the Parent Successor Entity, the Parent Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture and the Notes, and except in the case of a lease, the predecessor entity shall be discharged from its obligations under this Indenture and the Notes.

Article 7.    Defaults and Remedies

Section 7.01.    Events of Default.

(A) Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i) a default in the payment when due (whether at maturity, upon Redemption or Repurchase Upon Fundamental Change or otherwise) of the principal amount of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii) a default for thirty (30) consecutive days in the payment when due of interest on any Note;

(iii) the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice pursuant to Section 5.01(C)(i)(3), if (in the case of any notice other than a notice pursuant to Section 5.01(C)(i)(3)(a)) such failure is not cured within five (5) days after its occurrence;

(iv) a default in the Company’s obligation to Exchange a Note in accordance with Article 5 upon the exercise of the Exchange right with respect thereto, if such default is not cured within three (3) days after its occurrence;

(v) a default in the Company’s or the Parent Guarantor’s obligations under Article 6;

(vi) a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements under this Indenture, the Notes or the Notes Guarantees (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 7.01(A)) where such default is not cured or waived within sixty (60) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least thirty percent (30%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii) the failure by the Parent Guarantor, Holdings, the Company or any of the Parent Guarantor’s or the Company’s respective Significant Subsidiaries to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds the greater of (i) $100.0 million or its foreign currency equivalent and (ii) 15.0% of LTM Consolidated EBITDA; provided that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration;

(viii) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of the greater of (i) $100.0 million or its foreign currency equivalent and (ii) 15.0% of LTM Consolidated EBITDA against the Parent Guarantor, Holdings, the Company or a Significant Subsidiary of the Company that is not discharged, supported by a letter of credit or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed;

(ix) the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)   commences a voluntary case or proceeding;

(2)   consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)   consents to the appointment of a custodian of it or for any substantial part of its property; or

(4)   makes a general assignment for the benefit of its creditors;

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)   is for relief against the Company or the Parent Guarantor or any of their respective

Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, in an involuntary case or proceeding;

(2)   appoints a custodian of the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, or for any substantial part of its property; or

(3)   orders the winding up or liquidation of the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings;

and, in each case under this Section 7.01(A)(x), such order or decree remains unstayed and in effect for at least sixty (60) days; and

(xi) the failure of any Notes Guarantee by the Parent Guarantor or Holdings or any Notes Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by the Parent Guarantor or Holdings or any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under this Indenture or any Notes Guarantee (other than by reason of the termination of this Indenture or such Notes Guarantee or the release of such Guarantor in accordance with such Notes Guarantee or this Indenture), if such Default continues for 10 days.

(B) Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body

(C) A notice of Default with respect to any action taken, and reported publicly or to Holders more than two years prior to such notice of Default, may not be given and any such notice shall be invalid and have no effect. When a Default or an Event of Default is cured, it ceases. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation

(D) Subject to Article 11, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability, claim or expense. Except to institute suit for the enforcement of payment of the principal amount of and accrued and unpaid interest on any Note of such Holder on or after the respective Stated Maturity for such principal amount or Interest Payment Dates for such interest expressed in such Note, no Holder may pursue any remedy with respect to this Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30.0% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have provided the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 7.02.    Acceleration.

(A) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x) occurs with respect to the Company or the Parent Guarantor (and not solely with respect to a Significant Subsidiary of the Company or of the Parent Guarantor (other than the Company)), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person, and the amount that shall be due and payable with respect to each Note shall be equal to (i) 100% of the principal amount then outstanding plus (ii) accrued and unpaid interest.

(B) Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x) with respect to the Company or the Parent Guarantor and not solely with respect to a Significant Subsidiary of the Company or of the Parent Guarantor (other than the Company)) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least thirty percent (30%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, and all of the Notes then outstanding to become due and payable immediately.

(C) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal amount of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03.    Sole Remedy for a Failure to Report.

(A) Generally. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from its failure to comply with Section 3.02 will, for each of the first three hundred sixty (360) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the three hundred and sixty first (361st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such three hundred and sixty first (361st) calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(B)). For the avoidance of doubt, a Reporting Event of Default shall be deemed cured at such time as the Company files with the Trustee the applicable document(s) or report(s) that gave rise to such Reporting Event of Default (it being understood that any document or report filed by the Parent Guarantor with the SEC via EDGAR (or any successor thereto) will be deemed to be filed with the Trustee as of the time such document or report is filed via EDGAR (or such successor)).

(B) Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first one hundred and eighty (180) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof; provided, however, that in no event will Special Interest, together with any Additional Interest, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Additional Interest that accrues on such Note.

(C) Notice of Election. To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a written notice that (i) briefly describes the report(s) that the Company failed to file with the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D) Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

(E) No Effect on Other Events of Default. No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04.    Other Remedies.

(A)Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B)Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.05.    Waiver of Past Defaults.

An Event of Default pursuant to clause (i), (ii), (iv) or (vi) of Section 7.01(A) (that, in the case of clause (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06.    Cure of Defaults; Ability to Cure or Waive Before Event of Default Occurs.

For the avoidance of doubt, and without limiting the manner in which any Default or Event of Default can be cured: (a) a failure by the Company to send a notice in accordance with this Indenture and any related Default (or Event of Default) shall be deemed cured and shall cease to continue upon delivery of such notice to the applicable recipient; (b) if the Company fails to make any payment of principal of or interest on the Notes (or delivery of any other consideration in respect thereof) when due, such Default (or Event of Default) shall be deemed cured and shall cease to continue upon the making of such payment or delivery, as applicable, together with any accrued interest thereon, if applicable; and (c) a Reporting Event of Default shall be deemed cured and shall cease to continue at such time as the Parent Guarantor files the applicable report or reports that gave rise to such Reporting Event of Default (it being understood that any report that the Parent Guarantor files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee at the time such report is so filed via the EDGAR system (or such successor)); provided that, for the avoidance of doubt, (x) the cure of any Event of Default shall not invalidate any acceleration of the Notes on account of such Event of Default that was properly effected prior to such time as such Event of Default was cured and (y) the cure of any Reporting Event of Default shall not affect the Company’s obligation to pay any Special Interest or Additional Interest that accrues prior to the time of such cure. In addition, if an Event of Default is cured or waived before any related notice of acceleration is delivered, such Event of Default shall be deemed cured, and the Notes shall not be subject to acceleration on account of such Event of Default. For the avoidance of doubt, nothing in the immediately preceding two sentences shall constitute a waiver of or in any way limit the Trustee’s or any Holder’s right to institute suit for any damages incurred as a result of the Company’s breach of any covenant under this Indenture even if such breach is subsequently cured.

Section 7.07.    Control by Majority.

Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the

Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 11.01, the Trustee determines may be unduly prejudicial to the rights of other Holders or may involve the Trustee in liability, unless the Trustee is offered security and indemnity satisfactory to the Trustee against any loss, cost, liability, damage, fee or expense to the Trustee that may result from following such direction.

Section 7.08.    Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any interest on, or any Notes; or (y) the Company’s obligations to Exchange any Notes pursuant to Article 5), unless:

(A) such Holder has previously delivered to the Trustee written notice that an Event of Default is continuing;

(B) Holders of at least thirty percent (30%) in aggregate principal amount of the Notes then outstanding deliver a written request to the Trustee to pursue such remedy;

(C) such Holder or Holders provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, cost, liability, damage, fee or expense to the Trustee that may result from the Trustee’s following such request;

(D) the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E) during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.09.    Absolute Right of Holders to Institute Suit for the Enforcement of the Right to Receive Payment and Exchange Consideration.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any interest on, or the Exchange Consideration due pursuant to Article 5 upon Exchange of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 7.10.    Collection Suit by Trustee.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal amount of, or Fundamental Change Repurchase Price or Redemption Price for, or any accrued and unpaid interest on, or Exchange Consideration due pursuant to Article 5 upon Exchange of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 11.06.

Section 7.11.    Trustee May File Proofs of Claim.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 11.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien (senior to the rights of Holders) on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.12.    Priorities.

The Trustee will pay or deliver in the following order any money or other property that it collects pursuant to this Article 7:

First: to the Trustee and each of its respective agents and attorneys for amounts due under Section 11.06, including payment of all fees and compensation of, and all expenses and liabilities incurred, and all advances made, by, the Trustee (in each of its capacities under this Indenture, including as Note Agent) and the costs and expenses of collection;

Second: to Holders for unpaid amounts or other property due on the Notes, including the principal amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any accrued and unpaid interest on, or any Exchange Consideration due upon Exchange of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third: to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.12, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.13.    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit; and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.13 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.09 or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.

Article 8.    Amendments, Supplements and Waivers

Section 8.01.    Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 8.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Guarantees without the consent of any Holder to:

(A) cure any ambiguity or correct any omission, defect or inconsistency in this Indenture or the Notes;

(B) add additional guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C) secure the Notes or the Guarantees;

(D) add to the Company’s or the Guarantors’ covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company or any Guarantor;

(E) provide for the assumption of the Company’s or a Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 6, Section 9.07 or Section 9.08 as applicable;

(F) enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with a Common Stock Change Event;

(G) irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided,

however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A);

(H) evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee;

(I) conform the provisions of this Indenture and the Notes to the “Description of Notes” section of the Company’s preliminary offering memorandum, dated September 24, 2025, as supplemented by the related pricing term sheet, dated September 24, 2025, in each case, as it relates to the Notes;

(J) provide for or confirm the issuance of Additional Notes pursuant to Section 2.03(B);

(K) comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

(L) make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect, as determined by the Company in good faith.

At the written request of any Holder of a Note or owner of a beneficial interest in a Global Note, the Company will provide a copy of the “Description of Notes” section and pricing term sheet referred to in Section 8.01(I).

Section 8.02.    With the Consent of Holders.

(A) Generally. Subject to Sections 8.01, 7.05 and 7.09 and the immediately following sentence, the Company, the Guarantors and the Trustee may, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), amend or supplement this Indenture, the Notes or the Notes Guarantees or waive compliance with any provision of this Indenture, the Notes or the Notes Guarantees. Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 8.01, without the consent of each affected Holder, no amendment or supplement to this Indenture, the Notes or the Notes Guarantees, or waiver of any provision of this Indenture, the Notes or the Notes Guarantees, may:

(i) reduce the principal amount, or change the stated maturity, of any Note;

(ii) reduce the Redemption Price or the Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company;

(iii) reduce the rate, or extend the time for the payment, of interest on any Note;

(iv) make any change that adversely affects the Exchange rights of any Note;

(v) impair the rights of any Holder set forth in Section 7.09 (as such section is in effect on the Issue Date);

(vi) change the ranking of the Notes or the Notes Guarantees;

(vii) modify or amend the terms and conditions of the obligations of any Guarantor, as a guarantor of the Notes, in any manner that is adverse to the rights of the Holders, as such, other than (x) any elimination of a Notes Guarantee in accordance with this Indenture; or (y) to give effect to any Parent Guarantor Business Combination Event or any Subsidiary Guarantor Business Combination Event, in each case, in accordance with this Indenture;

(viii) make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(ix) reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(x) make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii), and (iv) of this Section 8.02(A) and except as provided in Section 8.01(G), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon Exchange, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, Notes owned of record or beneficially by the Company or any Subsidiary of the Company or any other obligor on the Notes shall be considered as though they are not outstanding. However, the Notes owned of record or beneficially by any other Affiliates shall be deemed outstanding for all purposes under this Indenture, including voting. In determining whether the Trustee shall be protected in relying on any such request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, only Notes owned by the Company, its Subsidiaries or any other obligor on the Notes which a responsible officer of the Trustee actually knows are so owned shall be considered as though they are not outstanding.

(B) Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03.    Notice of Amendments, Supplements and Waivers.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Section 8.01 or 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04.    Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(A) Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B) Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C) Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D) Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05.    Notations and Exchanges.

If any amendment, supplement or waiver changes the terms of a Note or a Guarantee, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06.    Trustee to Execute Supplemental Indentures.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 8; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that the Trustee concludes adversely affects the Trustee’s rights, duties, liabilities or immunities. In executing any amendment or supplemental indenture, the Trustee will be entitled to receive, and (subject to Sections 11.01 and 11.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against the Company in accordance with its terms.

Article 9.    Guarantee

Section 9.01.    Guarantees Generally.

(A) Generally. By its execution of this Indenture (or any amended or supplemental indenture pursuant to Section 8.01(B)), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits. Subject to this Article 9, each Guarantor hereby fully, irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity or enforceability of this Indenture or the Notes or the obligations of the Company under this Indenture or the Notes, that:

(i) the principal amount of, any interest on, and any Exchange Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise, and interest on the overdue principal amount of, any accrued and unpaid interest on, or any Exchange Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise,

(collectively, the “Guaranteed Obligations”), in each case subject to Section 9.02.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Guarantee by it of any Credit Facility Indebtedness), and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Notes Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, a breach of applicable capital preservation rule, or being void or unenforceable under any law relating to insolvency of debtors.

(B) Further Agreements of Each Guarantor.

(i) Each Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(ii) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in this Article 9) its Notes Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Notes Guarantee. Such Notes Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article 9, (1) the maturity of the obligations guaranteed by its Notes Guarantee may be accelerated as and to the extent provided in Article 7 for the purposes of such Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Notes Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor in accordance with the terms of this Section 9.01 for the purpose of such Notes Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their obligations under their respective Notes Guarantees or under this Indenture.

(iii)Until terminated in accordance with Section 9.03 or Section 9.04, as applicable, each Notes Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(C) Each Guarantor that makes a payment or distribution under its Notes Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantees.

(D) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Notes Guarantee, and the waiver set forth in Section 9.05, are knowingly made in contemplation of such benefits.

(E) Each Guarantor, pursuant to its Notes Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Notes Guarantee.

(F) Exchange of Notes. The Guarantees shall not be Exchangeable and shall automatically terminate with respect to a given Note when such Note is Exchanged.

Section 9.02.    Continuing Guarantee.

(A) Each Notes Guarantee shall be a continuing Guarantee and shall (i) subject to Section 9.01(F) and Section 9.03, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise), and all other Guaranteed Obligations of the Guarantor then due and owing, (ii) be binding upon such Guarantor and (iii) inure to and be enforceable for the benefit of the Trustee, the Holders and their permitted successors, transferees and assigns.

(B) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Notes Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made.

Section 9.03.    Release of Subsidiary Guarantees

Notwithstanding the provisions of Section 9.02, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 9.03. Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect:

(i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any such Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of this Indenture (including Section 6.01), following which such Subsidiary Guarantor is no longer a Subsidiary of the Company;

(ii) at any time that any such Subsidiary Guarantor is (or substantially concurrently with the release of the Subsidiary Guarantee of such Subsidiary Guarantor or, if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations as borrower or under its Guarantee of payment by the Company of any Indebtedness of the Company under the First Lien Credit Facility, any applicable Refinancing Credit Facility and all other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness) (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 3.08);

(iii) upon the merger or consolidation of any such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor;

(iv) concurrently with any such Subsidiary Guarantor ceasing to constitute a Domestic Subsidiary of the Company (or, if such Subsidiary Guarantor is a Foreign Subsidiary that is required to Guarantee the Notes pursuant to Section 3.08, concurrently with such Subsidiary Guarantor or ceasing to constitute a Subsidiary of the Company);

(v) [reserved];

(vi) upon satisfaction and discharge of this Indenture;

(vii) subject to Section 9.02(B), upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange Consideration; or

(viii) upon a Subsidiary Guarantor becoming (or substantially concurrently with it becoming) a Special Purpose Subsidiary, or if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, it will become a Special Purpose Subsidiary.

In addition, the Company will have the right, upon 10 days’ written notice to the Trustee (or such shorter period as agreed to by the Trustee), to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under a First Lien Credit Facility, any applicable Refinancing Credit Facility or any other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness) to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 9.03 and upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that such release is in compliance with this Indenture, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

Section 9.04.    Release of Holdings; Parent Guarantor

(A) Holdings will automatically and unconditionally be released from all obligations under its Guarantee, and the Guarantee of Holdings shall thereupon terminate and be discharged and of no further force or effect:

(i) at any time that Holdings is (or substantially concurrently with the release of the Notes Guarantee of Holdings or, if as a result of the release of the Notes Guarantee of Holdings, will be)

released from all of its obligations as borrower or under its Guarantee of payment by the Company of any Indebtedness of the Company under the First Lien Credit Facility, any applicable Refinancing Credit Facility and all other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness) (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Notes Guarantee shall also be reinstated);

(ii) upon the merger or consolidation of Holdings with and into the Company or a Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of Holdings following the transfer of all of its assets to the Company or a Subsidiary Guarantor;

(iii) [reserved];

(iv) upon satisfaction and discharge of this Indenture; or

(v) subject to Section 9.02(B), upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange Consideration with respect to the Notes, and all other Notes Guaranteed Obligations then due and owing.

(B) The Parent Guarantor will automatically and unconditionally be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) upon satisfaction and discharge of this Indenture or (ii) upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange consideration with respect to the Notes, and all other Notes Guaranteed Obligations then due and owing.

Upon any such occurrence specified in this Section 9.04 and upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that such release is in compliance with this Indenture, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Notes Guarantee.

Section 9.05.    Waiver of Subrogation

Each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Guarantor’s obligations under its Notes Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 9.06.   Notation not Required

Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee or any release, termination or discharge thereof.

Section 9.07.    Successors and Assigns of Guarantors

All covenants and agreements in this Indenture by each Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 9.08.    Execution and Delivery of Guarantee.

The execution by a Guarantor of this Indenture (or an amended or supplemental indenture pursuant to Section 8.01(B)) evidences such Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of the Guarantees on behalf of the Guarantors. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

The Company shall cause each Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 3.08, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 3.08, to promptly execute and deliver to the Trustee a supplemental indenture substantially in the form set forth in Exhibit C to this Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Subsidiary Guarantee on substantially the terms set forth in this Article 9. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such supplemental indenture is a valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.

Section 9.09.    Notices

Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 13.01.

Section 9.10.    Further Assurances

For the avoidance of doubt, this Article 9 will not limit the operation of the provisions of Section 5.09. Accordingly, if a Parent Guarantor Business Combination Event or other merger or consolidation involving the Parent Guarantor constitutes a Common Stock Change Event whose

Reference Property includes any securities of any Person (whether the Parent Guarantor or another Person), then that Person will be required to execute a supplemental indenture in accordance with the provisions of Section 5.09.

Article 10.    Satisfaction and Discharge

Section 10.01. Termination of Company’s Obligations.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(A) all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, a Fundamental Change Repurchase Date, the Maturity Date, upon Exchange or otherwise) for an amount of cash or Exchange Consideration, as applicable, that has been fixed;

(B) the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Exchange Consideration, the Exchange Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be Exchanged, Exchange Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C) the Company has paid all other amounts payable by it under this Indenture; and

(D) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 11 and Section 13.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Paying Agent and the Exchange Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 10.02. Repayment to Company.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Exchange Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Exchange Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Exchange Agent will have no further liability to any Holder with respect to such cash, Exchange Consideration or other property, and Holders entitled to the payment or delivery of such cash, Exchange Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 10.03. Reinstatement.

If the Trustee, the Paying Agent or the Exchange Agent is unable to apply any cash or other property deposited with it pursuant to Section 10.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 10.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Exchange Agent, as applicable.

Article 11.    Trustee

Section 11.01. Duties of the Trustee.

(A )If an Event of Default has occurred and is continuing, and a Responsible Officer of the Trustee has written notice or actual knowledge of the same, then, without limiting the generality of Section 11.02(F), the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B) Except during the continuance of an Event of Default:

(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith or willful misconduct on its part, the Trustee may, without investigation, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture; but in the case of any such certifications or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(C) The Trustee may not be relieved from liabilities for its negligence or willful misconduct, except that:

(i) this paragraph will not limit the effect of Section 11.01(B);

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06.

(D) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(E) The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

(F) The Trustee will not be liable in its individual capacity for the obligations evidenced by the Notes.

(G) Each provision of this Indenture that in any way relates to the Trustee (including any provision that affects the liability of, or affords protection to, the Trustee) is subject to this Section 11.01, regardless of whether such provision so expressly provides.

Section 11.02. Rights of the Trustee.

(A) The Trustee may conclusively rely on any document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D) The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(F) The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered (and, if requested, provided) the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G) The Trustee will not be responsible or liable for any punitive, special, indirect or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(A)    The permissive rights of the Trustee set forth in this Indenture will not be construed as duties imposed on the Trustee.

(B)    The Trustee will not be required to give any bond or surety in respect of the execution or performance of this Indenture or otherwise.

(C)    Unless a Responsible Officer of the Trustee has received a written notice from the Company that Additional Interest or Special Interest is owing or accruing, on the Notes, the Trustee may assume that no Additional Interest or Special Interest, as applicable, is payable or accruing.

(H)The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, including as Note Agent.

(I)The Trustee will not be charged with knowledge of any document or agreement other than this Indenture and the Notes.

(J)Neither the Trustee nor any Note Agent will have any responsibility or liability to any person for any action taken or not taken by, or any records or any other aspect of the operations of, the Depositary (including the delivery of notices, or the making of payments, through the facilities of the Depositary) and may conclusively rely, without investigation, on any information provided by the Depositary.

Section 11.03. Individual Rights of the Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. Each Note Agent will have the same rights and duties as the Trustee under this Section 11.03.

Section 11.04. Trustee’s Disclaimer.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 11.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes actually known to a Responsible Officer of the Trustee; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal amount, Fundamental Change Repurchase Price, or Redemption Price, or accrued and unpaid interest on, any Note, or a default in the payment or delivery of consideration due upon Exchange, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders. The Trustee will not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice thereof has been received by a Responsible Officer, and such notice references the Notes and this Indenture and states on its face that a Default or Event of Default has occurred.

Section 11.06. Compensation and Indemnity.

(A) The Company will, from time to time, pay the Trustee such compensation for its acceptance of this Indenture and services under this Indenture, as separately agreed by the Company and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B) The Company will indemnify the Trustee (in each of its capacities under this Indenture) and its directors, officers, employees and agents, in their capacities as such, against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 11.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense is attributable (as determined by a final decision of a court of competent jurisdiction) to its negligence or willful misconduct. The Trustee will promptly notify the Company of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 11.06(B), except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C) The obligations of the Company under this Section 11.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D) To secure the Company’s payment obligations in this Section 11.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal amount of, or accrued and unpaid interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E) If the Trustee incurs expenses or renders services after an Event of Default pursuant to clause (ix)or (x) of Section 7.01(A) occurs, then such expenses and the compensation for such services

(including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(F) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 11.06, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and each other agent, custodian and other Person employed to act on behalf of the Trustee hereunder.

Section 11.07. Replacement of the Trustee.

(A) Notwithstanding anything to the contrary in this Section 11.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 11.07.

(B) The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 11.09;

(ii) the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii )a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(C) If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee complying with Section 11.09; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee complying with Section 11.09 to replace such successor Trustee appointed by the Company.

(D) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(E) If the Trustee, after written request by a Holder of at least six (6) months (or such lesser period since the Issue Date), fails to comply with Section 11.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee at the expense of the Company.

(F) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the

Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 11.06(D).

Section 11.08. Successor Trustee by Merger, Etc.

Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee is a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, will (without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture) be the successor of the Trustee under this Indenture, provided that such entity must be otherwise qualified and eligible under this Article 11.

Section 11.09. Eligibility; Disqualification

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Article 12.    [Reserved]

Article 13.    Miscellaneous

Section 13.01. Notices.

Any notice or communication by the Company or the Parent Guarantor or the Trustee to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company, the Parent Guarantor or any Subsidiary Guarantor:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Adrian Nasr

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Richard D. Truesdell, Pedro J. Bermeo and Derek Walters

If to the Trustee:

Computershare Trust Company, N.A.

Attention: Administrator for the Hertz Corporation

1505 Energy Park Drive

St. Paul, MN 55108

Attention: CCT Hertz Administrator Jacob Sheets

Notwithstanding anything to the contrary in the preceding paragraph, notices to the Trustee or any Note Agent must be in writing and will be deemed to have been given upon actual receipt by the Trustee or such Note Agent, as applicable.

The Company, the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

The Trustee will not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) will be deemed original signatures for all purposes. Any Person that uses electronic signatures or electronic methods to send communications to the Trustee assumes all risks arising out of such use, including the risk of the Trustee acting on an unauthorized communication and the risk of interception or misuse by third parties. Notwithstanding anything to the contrary in this paragraph, the Trustee may, in any instance and in its sole discretion, require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic communication.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures, provided such request is evidenced in a Company Order delivered, together with the text of such notice, to the Trustee at least two (2) Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Company Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Section 13.02. Delivery of Officer’s Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee:

(A) an Officer’s Certificate that complies with Section 13.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B) an Opinion of Counsel that complies with Section 13.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03. Statements Required in Officer’s Certificate and Opinion of Counsel.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A )a statement that the signatory thereto has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C) a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D) a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 13.04. Rules by the Trustee, the Registrar, the Paying Agent and the Exchange Agent.

The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Registrar, the Paying Agent and the Exchange Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under this Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 13.06. Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE GUARANTEES OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE, THE NOTES OR THE GUARANTEES.

Section 13.07. Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Guarantors, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.08. No Adverse Interpretation of Other Agreements.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 13.09. Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.10. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, labor disputes, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, disease, epidemic or pandemic, quarantine, national emergency or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems or unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.11. U.S.A. PATRIOT Act.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees to provide the Trustee with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 13.12. Calculations.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily Exchange Value, the Daily Cash Amount, the Daily Share Amount, the Daily VWAP, the Trading Price, accrued interest (including Additional Interest or Special Interest) on the Notes, the Redemption Price, the Fundamental Change Repurchase Price and the Exchange Rate.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee and the Exchange Agent, and each of the Trustee and the Exchange Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor. For the avoidance of doubt, the Trustee will not be obligated to make or confirm any calculations or other amounts called for under this Indenture or the Notes.

Section 13.13. Severability.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 13.14. Counterparts.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), and in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.15. Table of Contents, Headings, Etc.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 13.16. Withholding Taxes.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree, that if the Company, the Guarantors or other applicable withholding agent (including the Trustee) pays withholding taxes (including backup withholding) on behalf of such Holder or beneficial owner as a result of an adjustment or the non-occurrence of an adjustment to the Exchange Rate, then the Company, the Guarantors or such withholding agent, as applicable, may, at its option, withhold such payments from or set off such payments against payments of cash and/or the delivery of shares of Common Stock, if any, in respect of such Note (including upon the Exchange, repurchase, Redemption or maturity of such Note), any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or beneficial owner.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

THE HERTZ CORPORATION

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President and Treasurer

GUARANTORS:

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President and Treasurer

RENTAL CAR INTERMEDIATE HOLDINGS, LLC
DOLLAR RENT A CAR, INC.
DOLLAR THRIFTY AUTOMATIVE GROUP, INC.
DTG OPERATIONS, INC.
DTG SUPPLY, LLC
FIREFLY RENT A CAR LLC
HERTZ CAR SALES LLC
HERTZ FHV #1, LLC
HERTZ FHV #2, LLC
HERTZ FHV #3, LLC
HERTZ FHV #4, LLC
HERTZ FHV #5, LLC
HERTZ FHV #6, LLC
HERTZ FHV #7, LLC
HERTZ FHV #8, LLC
HERTZ FHV #9, LLC
HERTZ FHV #10, LLC
HERTZ FHV #11, LLC

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

GUARANTORS (CONTINUED):
FLEET MOBILITY SOLUTIONS (NJ), LLC
HERTZ LOGISTICS, LLC
FLEET MOBILITY SOLUTIONS (GA), LLC
FLEET MOBILITY SOLUTIONS (CA), LLC
FLEET MOBILITY SOLUTIONS, LLC
HERTZ GLOBAL SERVICES CORPORATION
HERTZ LOCAL EDITION CORP.
HERTZ LOCAL EDITION TRANSPORTING, INC.
HERTZ MOBILITY HOLDINGS, LLC
HERTZ SYSTEM, INC.
HERTZ TECHNOLOGIES, INC.
HERTZ TRANSPORTING, INC.
RENTAL CAR GROUP COMPANY, LLC
SMARTZ VEHICLE RENTAL CORPORATION
THRIFTY CAR SALES, INC.
THRIFTY, LLC
THRIFTY RENT-A-CAR SYSTEM, LLC
TRAC ASIA PACIFIC, INC.

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Corey J. Dahlstrand
	Name:	Corey J. Dahlstrand
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Insert Global Note Legend, if applicable]

[Insert Restricted Note Legend, if applicable]

[Insert Non-Affiliate Legend, if applicable]

THE HERTZ CORPORATION

5.500% Exchangeable Senior Note due 2030

CUSIP No.:	[___][Insert for a “restricted” CUSIP number (other than an Affiliate Note): *] Certificate No. [___]

ISIN No.:	[___][Insert for a “restricted” ISIN number (other than an Affiliate Note): *]

The Hertz Corporation, a Delaware corporation, for value received, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of [ ] dollars ($[ ]) [(as revised by the attached Schedule of Exchanges of Interests in the Global Note)]* on October 1, 2030 and to pay interest thereon, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	April 1 and October 1 of each year, commencing on April 1, 2026

Regular Record Dates:	March 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

*	This Note will be deemed to be identified by CUSIP No. 428040 DJ5 and ISIN No. US428040DJ50 from and after such time when the Company delivers, pursuant to Section 2.12 of the within-mentioned Indenture, written notice to the Trustee of the deemed removal of the Restricted Note Legend affixed to this Note, subject to the Depositary Procedures.

*	Insert bracketed language for Global Notes only.

   IN WITNESS WHEREOF, The Hertz Corporation has caused this instrument to be duly executed as of the date set forth below.

THE HERTZ CORPORATION

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Computershare Trust Company, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

The Hertz Corporation

5.500% Exchangeable Senior Note due 2030

This Note is one of a duly authorized issue of notes of The Hertz Corporation, a Delaware corporation (the “Company”), designated as its 5.500% Exchangeable Senior Notes due 2030 (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of September 29, 2025 (as the same may be amended from time to time, the “Indenture”), among the Company, Hertz Global Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Rental Car Intermediate Holdings, LLC (“Holdings”) and the other Guarantors, as guarantors, and Computershare Trust Company, N.A., as Trustee. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Guarantors, the Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.    Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

2.    Maturity. This Note will mature on October 1, 2030, unless earlier repurchased, redeemed or Exchanged.

3.    Guarantee. The Company’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by the Parent Guarantor, Holdings and each other Guarantor as provided in Article 9 of the Indenture.

4.    Absence of Security. The Notes are unsecured obligations of the Company.

5.    Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture.

6.    Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

7.    Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

8.    Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. If a Fundamental Change (other than an Exempted Fundamental Change) occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Indenture.

9.    Right of the Company to Redeem the Notes. The Company will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

10.    Exchange. The Holder of this Note may Exchange this Note into Exchange Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.

11.    Mergers and Consolidations. Article 6 of the Indenture places limited restrictions on (i) the Company’s ability to be a party to a Company Business Combination Event and (ii) the Parent Guarantor’s ability to be a party to a Parent Guarantor Business Combination Event.

12.    Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, and all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.

13.    Amendments, Supplements and Waivers. The Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees or waive compliance with any provision of the Indenture, the Notes or the Guarantees in the manner, and subject to the terms, set forth in Section 7.05 and Article 8 of the Indenture.

14.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

15.    Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

16.    Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

17.    Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Adrian Nasr

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[ ]

The following exchanges, transfers or cancellations of this Global Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Global Note	Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

*	Insert for Global Notes only.

EXCHANGE NOTICE

THE HERTZ CORPORATION

5.500% Exchangeable Senior Notes due 2030

Subject to the terms of the Indenture, by executing and delivering this Exchange Notice to the address below, the undersigned Holder of the Note identified below directs the Company to Exchange (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.               and Certificate No.             .

Computershare Trust Company, N.A.

1505 Energy Park Drive

Saint Paul, Minnesota 55108

Attn: CCT Administrator Jacob Sheets for The Hertz Corporation

Phone: 1 (800) 344-5128

Email: #nacctcpuconversions@computershare.com

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

THE HERTZ CORPORATION

5.500% Exchangeable Senior Notes due 2030

Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.               and Certificate No.              .

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

ASSIGNMENT FORM

THE HERTZ CORPORATION

5.500% Exchangeable Senior Notes due 2030

Subject to the terms of the Indenture, the undersigned Holder of the Note identified below assigns (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.               and Certificate No.              , and all rights thereunder, to:

Name:

Address:

Social security or tax id. #:

and irrevocably appoints:

as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

TRANSFEROR ACKNOWLEDGMENT

If the within Note bears a Restricted Note Legend, the undersigned further certifies that (check one):

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, Rule 144A under the Securities Act, and, accordingly, the undersigned further certifies that the within Note is being transferred to a Person that the undersigned reasonably believes is purchasing the within Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A.

4.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

5.	☐	Either (i) the undersigned is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other law or regulation similar to such provisions of ERISA or the Code (“Similar Law”) or (ii) such Transfer and the holding of the within Note and any shares of common stock of Holdings received upon exchange of the within Note will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violate any Similar Law.

Dated:

(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

(Participant in a Recognized Signature
Guarantee Medallion Program)

By:
Authorized Signatory

EXHIBIT B-1

FORM OF RESTRICTED NOTE LEGEND

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, DELIVERABLE UPON EXCHANGE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE HERTZ CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO HERTZ GLOBAL HOLDINGS, INC., THE HERTZ CORPORATION OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2) (D) OR (E) ABOVE, THE COMPANY, HERTZ GLOBAL HOLDINGS, INC., THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE

B1-1

AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.*

*	This paragraph and the immediately preceding paragraph will be deemed to be removed from the face of this Note at such time when the Company delivers written notice to the Trustee of such deemed removal pursuant to Section 2.12 of the within-mentioned Indenture.

B1-2

EXHIBIT B-2

FORM OF GLOBAL NOTE LEGEND

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B2-1

EXHIBIT B-3

FORM OF NON-AFFILIATE LEGEND

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

B3-1

EXHIBIT C

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of [_________] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Subsidiary Guarantor(s)”), The Hertz Corporation, a corporation duly organized and existing under the laws of the State of Delaware (together with its respective successors and assigns, the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Computershare Trust Company, N.A., as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of September 29, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 5.500% Exchangeable Senior Notes due 2030;

WHEREAS, Section 9.08 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Guaranteed Obligations under the Notes pursuant to a Notes Guarantee on the terms and conditions set forth herein and in Article 9 of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the First Lien Credit Agreement; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Agreement to Guarantee. [The] [Each] Subsidiary Guarantor hereby agrees, jointly and severally with [all] [any] other Subsidiary Guarantors and fully and unconditionally, to guarantee the Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 9 of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

Termination, Release and Discharge. [The] [Each] Subsidiary Guarantor’s Notes Guarantee shall terminate and be of no further force or effect, and [the] [each] Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Notes Guarantee, as and when provided in Section 9.03 of the Indenture.

Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Subsidiary Guarantor’s Notes Guarantee or any provision contained herein or in Article 9 of the Indenture.

Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. The words “signed”, “signature” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures.

This Supplemental Indenture (or to any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR(S)],
as Subsidiary Guarantor

By:
Name:
Title:

THE HERTZ CORPORATION

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:
Name:
Title:

EXHIBIT D

Form of Canadian Representation Letter

The Hertz Corporation and

Hertz Global Holdings, Inc.

Canadian Representation Letter

TO BE COMPLETED BY REGISTERED HOLDERS OF NOTES THAT ARE LOCATED IN CANADA OR ARE CANADIAN RESIDENTS AND BY REGISTERED HOLDERS HOLDING NOTES ON BEHALF OF BENEFICIAL OWNERS THAT ARE LOCATED IN CANADA OR ARE CANADIAN RESIDENTS

One copy of this representation letter must be completed for each beneficial owner that is located in Canada or is a Canadian resident.

Reference is made to the 5.500% exchangeable senior notes due 2030 (the “Notes”) of The Hertz Corporation (the “Issuer”), an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. (“Parent Guarantor”). The Notes are exchangeable into shares of common stock of Parent Guarantor (“Common Stock”), cash or a combination thereof in accordance with and subject to the terms and conditions of the Notes and the indenture governing the Notes. Computershare Trust Company, N.A. (the “Exchange Agent”) is the trustee, paying agent and exchange agent for the Notes.

***

In order to facilitate compliance with Canadian securities legislation, a registered holder or beneficial owner of Notes who is located or resident in Canada and who seeks to exchange any of its Notes for shares of Common Stock must be:

(a)    an “accredited investor” as defined in section 73.3(1) of the Securities Act (Ontario), in the case of a person located or resident in Ontario, or in National Instrument 45-106 - Prospectus Exemptions, in the case of a person located or resident in any other jurisdiction in Canada, that either would acquire Common Stock on exchange of the Notes for its own account or would be deemed to be acquiring Common Stock on exchange of the Notes as principal pursuant to applicable law; and

(b)    a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations.

The definitions of “accredited investor” and “permitted client” are reproduced in Schedule A.

The undersigned has completed the following and acknowledges that the Issuer and Parent Guarantor are relying on such information in respect of the undersigned as the registered holder of Notes or as the registered holder of Notes on behalf of the beneficial owners for whom the undersigned is acting.

For greater certainty, if the undersigned is a depository, custodian, nominee or other intermediary completing this Canadian Representation Letter on behalf of beneficial owners for whom the undersigned is acting, the information provided below must relate to such beneficial owners, not the undersigned.

Notwithstanding the foregoing, in the case of a beneficial owner who is a portfolio manager or dealer exchanging Notes on behalf of one or more fully managed accounts, a single form should be completed for all such accounts, with the portfolio manager or dealer named as the beneficial owner.

If a person outside Canada has full discretion to trade securities for the account of a client in Canada without requiring the client’s express consent to a transaction, this Canadian Representation Letter is not required to be completed.

Please submit this form below or return it to Computershare Trust Company, N.A., as the Exchange Agent, at the address set forth below:

To: The Hertz Corporation and Hertz Global Holdings, Inc.

c/o Computershare Trust Company, N.A.

[Address]

Attention: [●]

You may direct any questions to Computershare Trust Company, N.A.. at telephone number: [insert contact details].

Information About the Canadian Beneficial Owner:

Full Legal Name of Beneficial Owner:

Street Address of Beneficial Owner Including City and Postal Code:

Telephone Number of Beneficial Owner:

E-Mail Address of Beneficial Owner:

Principal Amount of Notes Being Exchanged:

Circle the applicable letter in the definition of “accredited investor” in section 1.1 of Nl 45-106 that applies to the beneficial owner (select only one category from the list in Schedule A)

Circle the applicable letter in the definition of “permitted client” in section 1.1 of Nl 31-101 that applies to the beneficial owner (select only one category from the list in Schedule A)

Signature of Registered Holder or Authorized Representative Thereof:

Name and Title:

Street Address of Registered Holder Including City and Postal Code:

Telephone Number of Registered Holder

E-Mail Address of Registered Holder:

Schedule A

Definitions

Derived from section 1.1 of National Instrument 45-106 – Prospectus Exemptions (“Nl 45-106”).

Circle ONE of the following categories:

“accredited investor" means:

(a) a Canadian financial institution, or a Schedule III bank,

(b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c) a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d) a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,

(e) an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d).

(e.1) an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(f) the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

(g) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comite de gestion de la taxe scolaire de I’ile de Montreal or an intermunicipal management board in Quebec,

(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i) a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

(j) an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds C$1,000,000,

(j.1) an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5,000,000,

(k) an individual whose net income before taxes exceeded C$200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded C$300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

(I) an individual who, either alone or with a spouse, has net assets of at least C$5,000,000,

(m) a person, other than an individual or investment fund, that has net assets of at least C$5,000,000 as shown on its most recently prepared financial statements,

(n) an investment fund that distributes or has distributed its securities only to

(i) a person that is or was an accredited investor at the time of the distribution,

(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment), or 2.19 (Additional investment in investment funds) of Nl 45-106, or

(iii) a person described in paragraph (I) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of Nl 45-106,

(o) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Quebec, the securities regulatory authority, has issued a receipt,

(p) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

(q) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

(r) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Quebec, the regulator as an accredited investor, or

(w) a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

Derived from section 1.1 of National Instrument 31-103 – Registration Requirements, Exemptions And Ongoing Registrant Obligations (“Nl 31-103").

Circle ONE of the following categories:

“permitted client" means:

(a) a Canadian financial institution, or a Schedule III bank,

(b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c) a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d) a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

(e) a pension fund that is regulated by either the federal Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

(f) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (e);

(g) the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

(i) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comite de gestion de la taxe scolaire de l’ile de Montreal or an intermunicipal management board in Quebec;

(j) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

(k) a person or company acting on behalf of a managed account managed by the person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

(I) an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

(m) in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser, as defined in section 1.1 of Nl 45-106, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

(n) in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser, as defined in section 1.1 of Nl 45-106, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

(o) an individual who beneficially owns financial assets, as defined in section 1.1 of Nl 45-106, having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5 million;

(p) a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

(q) a person or company, other than an individual or an investment fund, that has net assets of at least C$25 million as shown on its most recently prepared financial statements; or

(r) a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) to (q).

D-4